SECURITIES PURCHASE AGREEMENT

BY AND AMONG

KIT DIGITAL, INC.

IOKO 365 LIMITED

THE STOCKHOLDERS OF

IOKO365 LIMITED

ALLAN DUNN
as Stockholder Representative

TABLE OF CONTENTS
Page
ARTICLE I	DEFINITIONS	2
ARTICLE II	THE CLOSING	14
2.1.	Closing	14
2.2.	Delivery at the Closing	14
2.3.	Purchase Price	15
2.4.	[Reserved]	21
2.5.	Working Capital Adjustment:	21
2.6.	Accounts Receivable Financing	23
2.7.	Taking of Necessary Action; Further Action	23
2.8.	Transfer Taxes	24
ARTICLE III	COMPANY REPRESENTATIONS AND WARRANTIES	24
3.1.	Organization.	24
3.2.	Capitalization.	25
3.3.	Authority; Etc.	26
3.4.	Financial Condition.	26
3.5.	Tax Matters	28
3.6.	Legal Proceedings	28
3.7.	Properties and Assets of the Company	29
3.8.	Insurance	31
3.9.	Labor and Employment Matters	31
3.10.	Compensation of and Indebtedness to and from Employees	33
3.11.	Contracts and Other Instruments	33
3.12.	Environmental Liability	34
3.13.	Proceedings	34
3.14.	Brokerage	34
3.15.	Bank Accounts	34
3.16.	Customers	34
3.17.	Suppliers	34
3.18.	Certain Payments	34
3.19.	Compliance	35

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3.20.	No Other Representations	35
ARTICLE IV	STOCKHOLDER REPRESENTATIONS AND WARRANTIES	35
4.1.	Title	35
4.2.	Authority; Etc.	35
4.3.	No Other Representations	36
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	36
5.1.	Organization	36
5.2.	Capitalization	37
5.3.	Issuance of the Securities	37
5.4.	Authority	37
5.5.	SEC Reports; Financial Statements; Listing	37
5.6.	Material Changes	38
5.7.	Legal Proceedings	39
5.8.	Foreign Corrupt Practices Act	39
5.9.	PFIC	39
5.10.	Money Laundering Laws	39
5.11.	No Other Representations	39
ARTICLE VI	ADDITIONAL AGREEMENTS	40
6.1.	Provisions Relating to Operations of the Company Pre-Closing.	40
6.2.	Provisions Relating to Operations of Buyer Pre-Closing	41
6.3.	Further Assurances	42
6.4.	Part 12 of UK Corporation Tax of 2009	42
6.5.	Drag-Along Provision	42
ARTICLE VII	CONDITIONS TO OBLIGATIONS OF BUYER	42
7.1.	[Reserved]	42
7.2.	No Orders	42
7.3.	Certain Documents	42
7.4.	Drag Along Provision	43
7.5	Performance by the Stockholders and the Company	423
7.5.	Company and Stockholder Representations and Warranties	43

ARTICLE VIII	CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS AND THE COMPANY	43
8.1.	Permits, Approvals and Authorizations	42
8.2.	No Orders	43
8.3.	Certain Documents	43
8.4.	Performance by Buyer	43
8.5.	Buyer Representations and Warranties	43
8.6.	Payments; Issuance of Stock Instructions	43
ARTICLE IX	POST-CLOSING COVENANTS	44
9.1.	Reserved.	44
9.2.	Company's Post-Closing Operations	44
9.3.	Rule 144	44
9.4.	Options and Sales Incentive Plan	44
9.5.	Employment Agreements	44
9.6.	D & O Insurance	45
9.7.	Bad Debt Collections	45
9.8.	Employee Matters	45
ARTICLE X	INDEMNIFICATION	47
10.1.	Indemnification of Buyer.	47
10.2.	Indemnification of the Stockholders	48
10.3.	Limitations on Liability	48
10.4.	Survival	48
10.5.	Defense by the Indemnifying Party	49
10.6.	Cooperation	50
10.7.	Notice	50
10.8.	Waiver	50
10.9.	Indemnification Source; Sole and Exclusive Remedy	51
10.10.	Restriction On Multiple Claims On The Same Damages	51
10.11.	Release of Escrow Fund	51
10.12.	Buyer Common Stock in Escrow Fund	51
10.13.	Net of Insurance Proceeds	52
10.14.	Mitigation	52
10.15.	Subrogation	52

10.16.	Indemnification for Taxes	52
10.17.	Adjustment to Purchase Price	52
ARTICLE XI	TAX MATTERS	52
11.1.	Tax Returns.	52
11.2.	Straddle Period	53
11.3.	Controversies.	53
11.4.	Amended Tax Returns; Tax Refunds	54
11.5.	Indemnification for Taxes	54
11.6.	Pre-Closing Tax Payments	55
11.7.	Tax Cooperation	55
11.8.	Limitation of Stockholders’ Liability	55
11.9.	Conflict with Article XI	55
11.10.	Relief	55
ARTICLE XII	STOCKHOLDER REPRESENTATIVE	56
12.1.	Stockholder Representative	56
12.2.	Stockholder Representative Responsibilities	57
12.3.	No Liability	57
12.4.	Expenses	57
ARTICLE XIII	TERMINATION OF OBLIGATIONS	58
13.1.	Term	58
13.2.	Termination of Agreement	58
ARTICLE XIV	MISCELLANEOUS	58
14.1.	Jurisdiction	58
14.2.	Governing Law; Waiver of Jury Trial	58
14.3.	Notices	59
14.4.	Assignment	60
14.5.	Amendments and Waiver	60
14.6.	Counterparts	60
14.7.	Headings	60
14.8.	Binding Nature of Agreement	60
14.9.	Severability	60
14.10.	Complete Agreement	61
14.11.	No Third-Party Beneficiaries	61

14.12.	Knowledge of the Company or Buyer	61
14.13.	Drafting Presumption	61
14.14.	Press Releases	61
14.15.	Schedules	61
14.16.	Certain Matters Regarding Representation of the Company	62

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Investor Representation Letter
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Resignation Letter
Exhibit E	Form of Drag-Along Provision

SCHEDULES

Schedule 1.1:	Accelerated Consideration Amount
Schedule 1.3:	Accelerated Consideration Issue Date
Schedule 1.32	Company Revenues
Schedule 1.40:	Earn-Out Amount.
Schedule 1.62:	Gross Margin
Schedule 1.65:	Incentive Amount
Schedule 1.87:	Non-Earn-Out Employees
Schedule 1.114:	Retention Rates
Schedule 1.136:	Total Cost of Goods Sold
Schedule 1.143:	Working Capital
Schedule 1.144:	Working Capital Threshold
Schedule 2.3(a)(iv):	Accelerated Consideration
Schedule 2.3(b)	Earn-Out Consideration
Schedule 2.3(c):	Key Employee Incentive Plan
Schedule 3.1:	Organization
Schedule 3.1(a):	Ability to Carry On Business
Schedule 3.1(b):	List of Branch Offices
Schedule 3.1(c):	Corporate Name
Schedule 3.1(d):	Minute Books
Schedule 3.2:	Holders of Company Capital Stock
Schedule 3.4.1:	Financial Statements
Schedule 3.4.3:	Absence of Certain Changes
Schedule 3.4.4:	Indebtedness Schedule
Schedule 3.4.5:	Accounts Receivable
Schedule 3.6.1:	Legal Proceedings
Schedule 3.6.3:	Permits
Schedule 3.7.2:	Real Property Leases:

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Schedule 3.7.3.1:	Material Contracts Involving Royalties
Schedule 3.7.3.1:	Registered Intellectual Property
Schedule 3.8:	Insurance Policies
Schedule 3.9.1(a):	Employee Benefit Plans
Schedule 3.9.1(i):	Resignations
Schedule 3.10.1:	Employee List
Schedule 3.15:	Bank Accounts
Schedule 3.16:	Top Customers
Schedule 3.17:	Top Suppliers
Schedule 5.2:	Buyer Common Stock
Schedule 7.1:	Company Required Permits, Approvals and Authorizations
Schedule 9.2(d):	Agreements Requiring Post-Closing Compliance by Company

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of 11 April, 2011 by and among KIT digital, Inc., a Delaware corporation whose principal place of business is located at 168 5th Ave., Suite # 301, New York, NY 10010-5952 (“Buyer”), ioko365 Limited, a private company limited by shares organized under the laws of England and Wales (the “Company”) whose registered office is located at Innovation Close, York Science Park, York YO10 5ZD England, the stockholders of the Company listed in a signature page thereto (each a “Stockholder” and jointly the “Stockholders”) and Allan Dunn as the representative of the Company’s stockholders and certain other individuals, pursuant to Article XII (the “Stockholder Representative”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I.

RECITALS

A.              Each Stockholder is the record owner of such number of shares of Company Capital Stock set forth next to his or her name on Schedule 3.2.

B.              Each Option Holder is the holder of Options to purchase such number of shares of Company Capital Stock set forth next to his or her name on Schedule 3.2.

C.              The Company, headquartered in York, England is a technology services firm that offers full end to end services across design, application development and managed services (the “Business”) to major media, entertainment and telecommunication clients on a global basis.

D.              Pursuant to the terms hereof, and subject to the conditions set forth herein, Buyer has determined to acquire, and the Stockholders have determined to sell, the Company Capital Stock.

E.              Prior to the Closing, the Company will give the Option Holders the right to exercise their Options and to receive upon exercise thereof the right to be paid the portion of the consideration payable pursuant to Section 2.3 set forth therein.  Any Option Holder who does not exercise his or her Options as of prior to the consummation of the Closing (a “Non-Exercising Option Holder”) will pursuant to the IOKO 365 Limited All Employee Option Plan have 40 days after the Closing Date to exercise such Option or it will lapse.  Pursuant to a “drag-along” provision in the Company’s Charter Documents (the “Drag-Along Provision”), the Buyer will then require each Non-Exercising Option Holder who shall exercise his or her Option during such 40-day period to sell his or her shares of Company Capital Stock to Buyer for the same consideration they would have received if they had sold such shares at the Closing.  Buyer will upon expiration of such 40-day period (i) pay to any Option Holder who becomes an Exercising Option Holder during such 40-day period his or her Pro Rata Share of the consideration he or she would have been entitled to receive if he or she was an Exercising Option Holder prior to the consummation of the Closing and (ii) pay to the Stockholders and Exercising Option Holders in accordance with their respective Pro Rata Shares an aggregate amount equal to the excess of the amount they would have received if there were no Non-Exercising Holders who exercised their Options during such 40-day period over the amount paid pursuant to the immediately preceding clause (i).

F.              Concurrently herewith, the Stockholders and Designated Employees are entering into the Non-Competition Agreements with Buyer.  The Non-Competition Agreements will be effective only upon the consummation of the Closing and shall not be effective if the consummation of the Closing shall not occur.

AGREEMENT

In consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.             “Accelerated Consideration Amount” has the meaning set forth in Schedule 1.1.

1.2.             “Accelerated Consideration Buyer Common Stock” means the number of Buyer Common Stock equal to the quotient obtained by dividing the Accelerated Consideration Amount by the Weighted Average Price on the Closing Date.

1.3.             “Accelerated Consideration Issue Date” has the meaning set forth in Schedule 1.3.

1.4.             “Accounting Arbitrator” has the meaning ascribed to such term in Section 2.3(b).

1.5.             “Accounting Principles” means the accounting principles, assumptions, practices, and methodologies used in the preparation of the most recent Management Accounts; provided, however, that in the event any accounting principles, practices, assumptions or methodologies used in the preparation of the most recent Management Accounts are not GAAP, then GAAP shall apply with respect to such principles, practices or methodologies..

1.6.             “Affiliate” means, as applied to any Person, any entity controlling, controlled by or under common control with such Person (including any subsidiary).  For purposes of the definition of Affiliate, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.7.             “Agreement” has the meaning ascribed to such term in the preamble hereof.

1.8.             “Audited Accounts” has the meaning ascribed to such term in Section 3.4.1.

1.9.             “Available Excess” has the meaning ascribed to such term in Section 10.12.

1.10.           “Basket Amount” has the meaning ascribed to such term in Section 10.3.

1.11.           “Board” means the board of directors or other governing committee or entity of a Person.

1.12.           “Branch Offices” means the branch offices of the Company set forth on Schedule 3.1(b).

1.13.           “Business” has the meaning ascribed to such term in the recitals.

1.14.           “Business Day” means each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York or London, England are authorized or obligated by law or executive order to close.

1.15.           “Business Employee” has the meaning ascribed to such term in Section 9.8.

1.16.           “Buyer” has the meaning ascribed to such term in the preamble.

1.17.           “Buyer Common Stock” means shares of Buyer’s common stock, par value $0.0001 per share.  In the event that at any time after the date of this Agreement:  (a) the outstanding Buyer Common Stock shall be exchanged or converted as a result of any merger, consolidation or similar transaction, then all references in this Agreement to Buyer Common Stock shall include the cash, securities or other property for which such Buyer Common Stock is so exchanged or converted; or (b) there shall occur any stock split, reverse stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to the Buyer Common Stock, then Buyer Common Stock that a Person is entitled pursuant to Article II to receive after the occurrence of such stock split, stock dividend, recapitalization, reclassification or similar transaction shall mean the cash, securities or other property that he, she or it would have received if he, she or it was the holder of such Buyer Common Stock immediately prior to such stock split, reverse stock split, stock dividend, recapitalization, reclassification or similar transaction.  It is understood that Buyer and the Stockholder Representative shall negotiate in good faith, and execute and deliver such modifications to this Agreement as are appropriate, if any, to account for any such merger, consolidation, stock split, reverse stock split, stock dividend, recapitalization, reclassification or similar transaction in accordance with the principles under the applicable provisions of this Agreement and achieve equivalent value.  The foregoing provisions of this definition shall apply, mutatis mutandis to successive mergers, consolidations, stock splits, reverse stock splits, stock dividends, recapitalizations, reclassifications and similar transactions.

1.18.           “Buyer Material Adverse Effect” means any result, occurrence, fact, change, event, development, effect or circumstance (whether or not constituting a breach of representation, warranty or covenant set forth in this Agreement) that individually or in the aggregate with any such other result, occurrences, facts, changes, events, developments, effects and circumstances (a) that is, or is reasonably expected to be, materially adverse to the business of Buyer and its Subsidiaries or to the financial condition or results of operations of Buyer and its Subsidiaries, in each case taken as a whole, or (b) that is, or is reasonably expected to, prevent or materially delay or impair the ability of the Buyer  to issue Buyer Common Stock pursuant to the terms hereof, other than (in each case (a) or (b)) any result, occurrence, fact, change, event, development, effect or circumstance arising out of, relating or attributable to or resulting from (i) general economic conditions, (ii) conditions in the securities, credit or financial markets, (iii) the identity of the Company or the Stockholders, the consummation of the transactions contemplated by, or the execution, announcement or performance of, this Agreement, (iv) the Buyer’s industry, (v) changes in Laws or GAAP or in the authoritative interpretations thereof, or (vi) acts of war, hostilities, sabotage or terrorism or any escalation thereof or earthquakes, floods or other natural disasters or acts of nature.

1.19.           “Charter Documents” means that Person’s as applicable, certificate of incorporation, memorandum of association, articles of association, bylaws and other governing documents (as the same may have been amended and restated).

1.20.           “Cash Escrow Amount” means $9,000,000.

1.21.           “Change of Control” means such time as:  (a) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of outstanding shares of stock of Buyer entitling such person or persons to exercise 50% or more of the total voting power of its voting capital stock (the term “beneficial owner” shall be determined in accordance with Rule 13d-3, promulgated by the Securities Exchange Commission under the Exchange Act); (b) Buyer shall consummate the sale or other disposition of all or substantially all of the assets of Buyer in one transaction or in a series of related transactions; (c) Buyer shall consummate a recapitalization, reorganization, merger, consolidation or similar transaction, in each case with respect to which the Persons who were the respective beneficial owners, directly or indirectly, of the outstanding voting capital stock immediately prior to such recapitalization, reorganization, merger, consolidation or similar transaction, will beneficially own less than 50% of the combined voting power of the then outstanding equity interests resulting from such recapitalization, reorganization, merger, consolidation or similar transaction; (d) immediately after any merger, consolidation, recapitalization or similar transaction an individual or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall be the beneficial owners, directly or indirectly, of outstanding Interests (or the equity interests of any other person surviving such transaction) entitling them collectively to exercise 50% or more of the total voting power of shares of the equity interests of the surviving person in such transaction); or (e) the first day on which a majority of members of the Board of Buyer are not Continuing Directors.

1.22.           “Closing” has the meaning ascribed to such term in Section 2.1.

1.23.           “Closing Date” means the calendar day on which the Closing occurs.

1.24.           “Closing Statement” has the meaning ascribed to such term in Section 2.5(a).

1.25.           “Code” means the Internal Revenue Code of 1986, as amended.

1.26.           “Company” has the meaning ascribed to such term in the preamble, which includes the Branch Offices.

1.27.           “Company Assets” means the properties and assets, real and personal, tangible and intangible, owned by the Company or that the Company has a right to use.

1.28.           “Company Capital Stock” means the 600,000 A ordinary shares of £0.01 each and the 300,000 B ordinary shares of £0.01 each in the share capital of the Company.

1.29.           “Company Disclosure Schedule” has the meaning ascribed to such term in Section 14.16.

1.30.           “Company Material Adverse Effect” means any result, occurrence, fact, change, event, development, effect or circumstance (whether or not constituting a breach of representation, warranty or covenant set forth in this Agreement) that individually or in the aggregate with any such other result, occurrences, facts, changes, events, developments, effects and circumstances (a) that is, or is reasonably expected to be, materially adverse to the Business or to the financial condition or results of operations of the Company, in each case taken as a whole, or (b) that is, or is reasonably expected to, prevent or materially delay or impair the ability of the Stockholders or the Company to consummate the sale of Company Capital Stock pursuant to the terms hereof, other than (in each case (a) or (b)) any result, occurrence, fact, change, event, development, effect or circumstance arising out of, relating or attributable to or resulting from (i) general economic conditions, (ii) conditions in the securities, credit or financial markets, (iii) the identity of Buyer, the consummation of the transactions contemplated by, or the execution, announcement or performance of, this Agreement, (iv) the Company’s industry, (v) changes in Laws or GAAP or in the authoritative interpretations thereof, or (vi) acts of war, hostilities, sabotage or terrorism or any escalation thereof or earthquakes, floods or other natural disasters or acts of nature.

1.31.           “Company Revenue and Margin Statement” has the meaning ascribed to such term in Section 2.3(n).

1.32.           “Company Revenues” has the meaning set forth in Schedule 1.32.

1.33.           “Continuing Directors” means, as of any date, any member of the Board of Buyer who:  (a) was a member of such Board on the date of this Agreement; or (b) was nominated for election or elected to such Board with the approval of a majority of the individuals who were Continuing Directors at the time of such nomination or election.

1.34.           “Contract” means any contract, mortgage, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, commitment or covenant, in each case, whether or not in writing.

1.35.           “Damages” has the meaning ascribed to such term in Section 10.1.

1.36.           “Designated Employees” means Mark Christie, David Griffiths, Allan Dunn, John Griffin and Angela Gibson. It is understood that the relationships between the Designated Employees and the Company need not be limited to employment relationships but may also include, without limitation, any one of them acting as a member of the relevant board or as a company director.

1.37.           “Drag-Along Provision” has the meaning ascribed to such term in the recitals.

1.38.           “E-Fax” means any system used to receive or transmit faxes electronically.

1.39.           “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

1.40.           “Earn-Out Amount” has the meaning set forth on Schedule 1.40.

1.41.           “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax.

1.42.           “Employee Benefit Plan” shall mean, with respect to any Person, each pension, profit sharing, retirement, bonus, incentive, change in control, equity compensation, health, welfare, disability, loan or loan guaranty, fringe benefit, vacation, sick pay, salary continuation, deferred compensation, stock option, stock purchase, redundancy pay, severance pay or other insurance plan, arrangement or practice, whether written or otherwise, for current or former officers, directors, workers or employees, which currently is, or within the six years immediately preceding the date of this Agreement was, established, maintained, contributed to or was legally obligated to be contributed to by such Person or any of its Subsidiaries, or with respect to which such Person or any of its Subsidiaries otherwise has any liability or obligation.

1.43.            “Employee List” has the meaning ascribed to such term in Section 3.10.1.

1.44.           “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (a) occupational health or safety; (b) the protection of human health or the environment; (c) the treatment, storage, disposal, handling, release or remediation of Hazardous Materials; or (d) exposure of persons to Hazardous Materials.

1.45.           “Escrow Agent” means Continental Stock Transfer & Company, a New York corporation.

1.46.           “Escrow Agreement” means the Escrow Agreement in the form attached to this Agreement as Exhibit A, with such changes thereto as may be required by the Escrow Agent and approved by the Company, the Stockholder Representative and Buyer, which approval shall not be unreasonably conditioned, delayed or refused.

1.47.           “Escrow Fund” means the escrow fund into which the Cash Escrow Amount and the Stock Escrow Amount is deposited at the Closing.

1.48.           “Escrow Release Date” means the Business Day immediately preceding the 18 month anniversary of the Closing Date.

1.49.           “Estimated Cash Purchase Price” means $74,000,000 minus the amount, if any, by which the Working Capital Threshold exceeds the Estimated Working Capital.

1.50.           “Estimated Working Capital” means the Company’s good faith estimate of Working Capital.

1.51.           “Exchange Act” means the US Securities and Exchange Act of 1934, as amended.

1.52.           “Executive Team” means Allan Dunn, Scott Sahadi, Mark Christie and John Griffin.

1.53.           “Exercising Option Holders” means the Option Holders who shall have exercised their Options.  An Option Holder shall be an Exercising Option Holder from and after the date on which he or she shall have exercised his or her Options.

1.54.           “Final Cash Purchase Price” means $74,000,000 minus the amount, if any, by which the Working Capital Threshold exceeds the Final Working Capital.

1.55.           “Final Working Capital” means Working Capital as finally determined pursuant to Section 2.5(d).

1.56.           “Financial Statements” has the meaning ascribed to such term in Section 3.4.1(a).

1.57.           “Firms” has the meaning ascribed to such term in Section 14.16.

1.58.           “First Anniversary” means March 31, 2012.

1.59.           “Former Real Property” means any real property in which the Company heretofore held but no longer holds a free, leasehold or other legal, beneficial or equitable interest.

1.60.           “GAAP” means generally accepted accounting principles as in effect on the date of this Agreement in the United Kingdom, consistently applied.

1.61.           “Governmental Authority” means in relation to a Person, any governmental agencies, departments, commissions, boards, bureaus, instrumentalities, courts or tribunals of competent jurisdiction or other authority with binding jurisdiction over such Person.

1.62.           “Gross Margin” has the meaning set forth in Schedule 1.62.

1.63.           “Gross Margin Percentage” means Gross Margin as a percentage of Company Revenues.

1.64.            “Hazardous Materials” means any substance:  (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (b) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminate” under any Environmental Requirement; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; or (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

1.65.           “Incentive Amount” shall have the meaning set forth on Schedule 1.65.

1.66.           “Incentive Pool” means the right to receive an aggregate of $7,500,000 pursuant to Section 2.3(c).

1.67.           “Indemnification Claims” means all claims for indemnification pursuant to Article X.

1.68.           “Indemnification Expiration Date” shall have the meaning set forth in Section 10.4.

1.69.           “Infringement” and related verbs mean any or all uses that violate the rights of the Intellectual Property owner.

1.70.           “Intellectual Property” means any and all of the following as existing under the laws of any jurisdiction throughout the world: patent disclosures, patent and design patent rights (including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations and extensions thereof), inventions, discoveries and improvements, whether patentable or not; trademarks, service marks, trade names, trade dress, and all goodwill symbolized by or associated with any of the foregoing; copyrights, works of authorship whether or not published and whether or not fixed in tangible form, moral rights, neighboring rights, performer’s rights, rights arising under any law or convention granting protection analogous to or in lieu of copyright protection (including but not limited to for the protection of phonograms); rights relating to trade secrets (including trade secrets as defined in both common law and applicable statutory law), confidential business, technical and know-how information; internet domain names, World Wide Web URLs and addresses; software source codes and object codes, databases, database rights, and rights in data; rights of publicity, rights regarding the use of any person’s name, likeness, or biography, and rights regarding the use of any video or audio recording of any person; all rights acquired by license with respect to any of the foregoing; and all registrations granted or pending with respect to any of the foregoing.

1.71.           “Investor Representation Letter” means the Investor Representation Letter in the form attached to this Agreement as Exhibit B.

1.72.           “IT System”  means material computer systems, communication systems, software, hardware and data owned, firmware, middleware, screens, terminals, peripherals, cabling and other material prepared electronic equipment used by or licensed to the Company

1.73.           “Key Employee” shall have the meaning ascribed to such term in Section 2.3(c).

1.74.           “Key Employee Incentive Plan” shall have the meaning ascribed to such term in Section 2.3(c).

1.75.           “Last Balance Sheet” has the meaning ascribed to such term in Section 3.4.1(a).

1.76.           “Last Balance Sheet Date” has the meaning ascribed to such term in Section 3.4.1(a).

1.77.           “Law” means any applicable laws of England and Wales or any foreign, domestic, federal, state or local constitutional provision, statute or other law, rule, regulation, or published interpretation of any Governmental Authority and any Order.

1.78.           “Leased Property” has the meaning ascribed to such term in Section 3.7.2(a).

1.79.           “Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

1.80.           “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance or security interest of any kind or any other type of agreement or arrangement having similar effect in respect of such property or asset.

1.81.           “Management Accounts” has the meaning ascribed to such term in Section 3.4.1.

1.82.           “Material Contract”  means a Contract which involves or may reasonably be expected to involve the payment to or by the Company of more than $100,000 per annum over the term of that Contract, a Contract or commitment relating to borrowed money, or a Contract containing a non-competition or non-solicitation covenant.

1.83.           “Measurement Period” shall have the meaning ascribed to such term in Section 2.3(n).

1.84.           “Mini-Basket Amount” shall have the meaning ascribed to such term in Section 10.3.

1.85.           “Money Laundering Laws” has the meaning ascribed to such term in Section 5.10.

1.86.           “Most Recent SEC Reports” means Buyer’s annual report on Form 10-K for its year ended December 31, 2010, as filed with the SEC on March 17, 2011 and each other report required to be filed by it under the Exchange Act after March 17, 2011 and prior to the date of this Agreement.

1.87.           “Non-Competition Agreements” means the form of Non-Competition Agreement in the form attached to this Agreement as Exhibit C.

1.88.           “Non-Earn-Out Employees” has the meaning set forth in Schedule 1.86.

1.89.           “Non-Exercising Option Holder” has the meaning ascribed to such term in the recitals.

1.90.           “Non-Exercising Option Holder Cash Amount” means the product obtained by multiplying the Estimated Cash Purchase Price by the percentage (which shall not exceed 13.48%) obtained by dividing the number of shares of Company Capital Stock owned by all Non-Exercising Holders by the sum of the total number of shares of Company Capital Stock outstanding immediately prior to the consummation of the Closing and the number of shares of Company Capital Stock issuable upon exercise of Options held by Non-Exercising Holders.

1.91.           “Non-Exercising Option Holder Stock Amount” means the product obtained by multiplying the Share Consideration by the percentage (which shall not exceed 13.48%) obtained by dividing the number of shares of Company Capital Stock owned by all Non-Exercising Holders by the sum of the total number of shares of Company Capital Stock outstanding immediately prior to the consummation of the Closing and the number of shares of Company Capital Stock issuable upon exercise of Options held by Non-Exercising Holders.

1.92.           “OFAC” has the meaning ascribed to such term in Section 3.20.

1.93.            “Option” means an option to acquire the Company’s C ordinary shares of 1p each under the IOKO 365 Limited All Employee Share Option Plan.

1.94.            “Option Holders” means the Persons who as of the date of this Agreement hold Options.

1.95.           “Order” means any decree, injunction, judgment, decision, order, ruling, assessment or writ.

1.96.           “Other Intellectual Property” means Intellectual Property used in the Business that is not Owned Intellectual Property.

1.97.           “Owned Intellectual Property” means Intellectual Property used in the Business that is owned by the Company.

1.98.           “Pension Plan” shall mean, with respect to any Person each employee pension benefit plan which is established, maintained or as to which there is an obligation to contribute by or on behalf of such Person or any of its Subsidiaries, or under which the employees of such Person or any of its Subsidiaries receives any benefits.

1.99.           “Permits” means the federal, state, local and foreign licenses, permits, certificates of occupancy or use and other governmental approvals or authorizations held by the Company on the Closing Date or otherwise necessary in connection with the operation of the Company.

1.100.          “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens; (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty provided an appropriate reserve has been established therefor in accordance with GAAP; (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere in any material respect with the present or proposed use of the properties they affect; (iv) as disclosed in the Last Balance Sheet in accordance with GAAP; (v) other Liens arising or incurred in the ordinary course of business (not including Liens disclosed pursuant to clause (vi) of this Section 1.100) that are not material to the Company, operations or financial condition of the Company and that are not resulting from a breach, default of violation by the Company of any Material Contract or Law, with a cap of $25,000 for any such Lien and $250,000 for all such Liens in aggregate; or (vi) Liens listed in the Company Disclosure Schedule.

1.101.          “Permitted Transferee” of any Person means his, her and its or their respective immediate family members and trusts for the benefit of any of the foregoing.

1.102.          “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Authority.

1.103.          [Reserved]

1.104.          “Pro Rata Share” means (x) in the case of a Stockholder, the quotient obtained by dividing the number of shares of Company Capital Stock owned by such Stockholder as of immediately prior to the consummation of the Closing by the sum of the total number of shares of Company Capital Stock outstanding as of immediately prior to the consummation of the Closing and the number of shares of Company Capital Stock that were issuable upon exercise of Options held by all Exercising Option Holders and (y) in the case of an Exercising Option Holder, the amount (if any) by which the quotient obtained by dividing the number of shares of Company Capital Stock issuable upon exercise of his or her Option by the sum of the total number of shares of Company Capital Stock outstanding as of immediately prior to the consummation of the Closing and the number of shares of Company Capital Stock that were issuable upon exercise of Options held by all Exercising Option Holders.  As of the Closing, it shall be assumed for purposes of the denominator of the quotient referred to in the preceding clause (x) and (y) that all Options are held by Exercising Option Holders, but such quotient shall be re-calculated on the fortieth day following the Closing Date so that it only includes shares issuable upon exercise of Options that are held by Exercising Option Holders as of such fortieth day.

1.105.          “Protest Notice” means a notice of objection to either a Company Revenue and Gross Margin Statement, Closing Statement delivered pursuant to Section 2.3(n) or 2.5, as applicable.

1.106.          “Property Leases” has the meaning ascribed to such term in Section 3.7.1.2.

1.107.          “Real Property” has the meaning ascribed to such term in Section 3.7.2(a).

1.108.          “Receivables Financing” has the meaning ascribed to such term in Section 2.6(a).

1.109.          “Receivables Financing Costs” has the meaning ascribed to such term in Section 2.6(b).

1.110.          “Records” has the meaning ascribed to such term in Section 3.4.2.

1.111.          “Related Agreements” means the Escrow Agreement and the Non-Competition Agreements.

1.112.          “Relief” means any loss, allowance, exemption, set-off, deduction, credit or other relief from any Tax or in the computation of income, profits or gains for the purpose of any Tax and any right to a repayment of Tax.

1.113.          “Restriction” has the meaning ascribed to such term in Section 2.3(m)(i).

1.114.          “Retention Rates” has the meaning set forth on Schedule 1.114.

1.115.          “SEC” means the United States Securities and Exchange Commission.

1.116.          “SEC Reports” has the meaning ascribed to such term in Section 5.5.

1.117.          “Second Anniversary” means March 31, 2013.

1.118.          “Securities Act” means the US Securities Act of 1933, as amended.

1.119.          “Share Consideration” means a number of shares of Buyer Common Stock equal to the Stock Consideration Amount divided by the Weighted Average Price.

1.120.          “Stock Consideration Amount” means $18,000,000.

1.121.          “Stock Escrow Amount” means $3,000,000.

1.122.          “Stockholder Representative” shall initially mean Allan Dunn, but shall include any Person succeeding to his responsibilities hereunder in accordance with Article XII.

1.123.          “Stockholder Representative Escrow Amount” means $250,000.

1.124.          “Stockholder Representative Expense” has the meaning ascribed to such term in Section 12.3.

1.125.          “Stockholders” has the meaning ascribed to such term in the preamble.

1.126.          “Straddle Period” shall have the meaning ascribed to such term in Section 11.1(b).

1.127.          “Subsidiary” means any entity in which, with respect to any Person, such Person (or persons acting on its behalf) directly or indirectly holds or controls either:  (i) the affairs of that entity; (ii) a majority of the voting rights exercisable at general meetings of that entity; or (iii) the right to appoint or remove directors having a majority of that entity’s voting rights exercisable at meetings of the board of directors of that entity.  Any Subsidiary of an entity shall also be a Subsidiary of the Person (if any) of which such entity is a Subsidiary.

1.128.          “Tax Matter” shall have the meaning ascribed to such term in Section 11.3(a).

1.129.          “Tax Liability” has the meaning ascribed to such term in Section 11.10.

1.130.          “Taxes” means any federal, state, and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment in the nature of a tax, including, without limitation, property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, documentary stamp, gains, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency in the nature of a tax, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority which are payable by such Person of a Subsidiary of such Person in any jurisdiction wherein such Person conducts business.

1.131.          “Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

1.132.          “Tax Return” includes any material report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

1.133.          “Termination Date” has the meaning ascribed to such term in Section 13.1.

1.134.          “Thirty-Month Anniversary” means September 30, 2013.

1.135.          “Top Customers” has the meaning ascribed to such term in Section 3.16.

1.136.          “Total Cost of Goods Sold” has the meaning set forth in Schedule 1.136.

1.137.          “Transaction Engagement ” has the meaning ascribed to such term in Section 14.16.

1.138.          “Transaction Expenses” means all out-of-pocket fees, costs and other expenses incurred prior to the consummation of the Closing in connection with this Agreement and the transactions contemplated hereby.

1.139.          “Transfer” has the meaning ascribed to such term in Section 2.3(m)(ii); provided, however, that a bona fide gift or other transfer for estate planning purposes shall not be deemed to be a Transfer.

1.140.          “Transfer Agent” means Buyer’s transfer agent and registrar, which on the date of this Agreement is Continental Stock Transfer & Trust Company, a New York corporation.

1.141.          “Transfer Taxes” has the meaning ascribed to such term in Section 2.8.

1.142.          “Weighted Average Price” means $ the volume-weighted average of the closing price per share of Buyer Common Stock for the 60 trading days (i.e., days on which the Buyer Common Stock could have traded) ending one Business Day prior to the date of this Agreement on The Nasdaq Global Select Market, which the Parties agree means $12.91.  The Weighted Average Price excludes securities, if any, that are directly placed under an S-3 registration statement or prospectus supplement.

1.143.          “Working Capital” has the meaning set forth in Schedule 1.143.

1.144.          “Working Capital Threshold” has the meaning set forth on Schedule 1.144.

1.145.          “$” shall mean the currency of the United States of America.

1.146.          “£” shall mean the currency of the United Kingdom.

ARTICLE II
THE CLOSING

2.1.             Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at (a) 10:00 a.m. Eastern Time on May 2, 2011 if the conditions to the Closing set forth in Article VII and Article VIII (other than those conditions that by their terms require the delivery of any documents or the taking of other action at the Closing but subject to the satisfaction or waiver thereof in writing at the Closing) are satisfied or waived on such date or (b) at such other time or on such other date as Buyer, the Stockholder Representative and the Company may agree.  The Closing will be effected remotely, but will be deemed to have occurred in New York City for purposes of this Agreement.

2.2.             Delivery at the Closing.  At the Closing:

(a)           each Stockholder shall deliver to Buyer:

(i)            a duly executed stock transfer form in respect of the shares of Company Common Stock that he or she owns, together with one or more certificates representing such shares (or a certificate signed by such Stockholder swearing (or affirming) that such certificate has been lost, stolen or destroyed or never existed);

(ii)           a resignation by such Stockholder as a director and officer (but not pursuant to this clause (ii) as an employee) of the Company; and

(iii)          the Escrow Agreement, duly executed by the Stockholder Representative.

(b)           the Company shall deliver to Buyer:

(i)            the statutory books (which shall be written up to but not including the Closing Date) and common seals (if any) of the Company; and

(ii)           a certificate of the secretary of the Company certifying as to:  (A) the full force and effect of resolutions of its Board attached thereto as an exhibit approving (I) this Agreement and the transactions contemplated hereby; (II) the transfer of Company Common Stock to Buyer contemplated hereby and the resulting approval of the registration of such transfer; and (III) the election, as of the Closing Date, of each of the individuals nominated by Buyer as directors and/or officers of the Company; (B) the full force and effect of the Company’s Charter Documents attached thereto as exhibits; and (C) the incumbency and signature of the officers of the Company with authority to execute this Agreement.

(c)           Buyer shall deliver to the Stockholders:

(i)            a certificate of the secretary of Buyer certifying as to:  (A) the full force and effect of resolutions of its Board attached thereto as an exhibit approving this Agreement and the transactions contemplated hereby; (B) the full force and effect of Buyer’s Charter Documents attached thereto as exhibits; and (C) the incumbency and signature of the officers of Buyer with authority to execute this Agreement; and

(ii)           the Escrow Agreement, duly executed by Buyer.

2.3.             Purchase Price.

(a)           To the Stockholders at the Closing.  At the Closing, Buyer shall:

(i)            pay the Cash Escrow Amount to the Escrow Agent by wire transfer of immediately available funds in accordance with written instructions provided to Buyer by the Escrow Agent;

(ii)           pay the Stockholder Representative Escrow Amount to the Person designated in writing by the Stockholder Representative by wire transfer of immediately available funds in accordance with written instructions provided to Buyer by the Stockholder Representative;

(iii)           pay the amount by which the Estimated Cash Purchase Price exceeds the sum of (A) the Cash Escrow Amount, (B) the Stockholder Representative Escrow Amount and (C) the Non-Exercising Option Holder Cash Amount to the Stockholders and Exercising Option Holders by wire transfer of immediately available funds in accordance with written instructions provided to Buyer by the Stockholder Representative;

(iv)           give to the Transfer Agent irrevocable instructions to issue the Accelerated Consideration Buyer Common Stock to the Non-Earn-Out Employees (subject to the restrictions set forth on Schedule 2.3(a)(iv) and, for the avoidance of doubt, subject to the restrictions set out in Section 2.3(m); the Accelerated Consideration Buyer Common Stock shall be allocated to each Non-Earn-Out Employee as set forth on Schedule 2.3(a)(iv));

(v)           give the Transfer Agent irrevocable instructions to issue to the Escrow Agent (in the name of the Escrow Agent on behalf of the Stockholders and Exercising Option Holders) an aggregate number of shares of Buyer Common Stock equal to the quotient obtained by dividing the Stock Escrow Amount by the Weighted Average Price; and

(vi)           give the Transfer Agent irrevocable instructions to issue to the Stockholders and Exercising Option Holders an aggregate number of shares of Buyer Common Stock equal to the quotient obtained by dividing the amount by which the Stock Consideration Amount exceeds the sum of the Stock Escrow Amount and the Non-Exercising Option Holder Stock Amount by the Weighted Average Price.

Any payment to a Stockholder or an Exercising Option Holder pursuant to this Article II (other than a payment under the Key Employee Incentive Plan) shall be made by multiplying the aggregate amount of such payment to all Stockholders and Exercising Option Holders by the Pro Rata Share of such Stockholder or Exercising Option Holder (as applicable); provided, however, that payments to an Exercising Option Holder shall be reduced until the aggregate amount of all such reductions equals the aggregate exercise price payable by such Exercising Option Holder upon exercise of his or her Options (it is understood that Buyer shall pay the aggregate amount of such reductions to the Company and that such amount shall be included in Working Capital).  Further, it is understood that:  (x) to the extent a Non-Exercising Option Holder becomes an Exercising Option Holder within 40 days after the Closing Date, the Buyer shall within two Business Days after expiration of such 40-day period pay to such Exercising Option Holder his or her Pro Rata Share of the consideration payable pursuant to Section 2.3(a)(iii) and transfer to such Exercising Option Holder his or her Pro Rata Share of a number of shares of the consideration payable pursuant to Section 2.3(a)(vi); and (y) the balance of the Non-Exercising Option Holder Cash Amount and the amount, if any, by which the quotient obtained by dividing the Non-Exercising Option Holder Stock Amount by the Weighted Average Price exceeds the number of shares of Buyer Common Stock referred to in the immediately preceding clause (x) shall within two Business Days after expiration of such 40-day period be distributed to all other Stockholders and Exercising Option Holders in accordance with their respective Pro Rata Shares.

(b)           Earn-Out.  Buyer shall pay the Earn-Out Amounts  to the Stockholders and the Exercising Option Holders at the times and as set forth in Schedule 2.3(b); provided, however, that in the event of a Change of Control, or in the event that Buyer shall shut-down or liquidate the Business or shall breach any of its obligations under Section 9.2, then all such amounts (i.e., the balance of the Earn-Out Amounts) shall accelerate and Buyer shall pay such amounts upon the occurrence of such event.

(c)           Key Employee Incentive Plan.

(i)            Buyer shall promptly, but in any event within 30 days after a majority of the Executive Team shall give Buyer a list of eligible employees (the “Key Employees”), grant such Key Employees the right to receive a portion of the Incentive Pool (such right, the “Key Employee Incentive Plan”).  The terms of such grants are set forth on Schedule 2.3(c).

(ii)           Buyer shall pay the Incentive Amounts  to the Key Employees at the times and as set forth in Section 2.3(n); provided, however, that in the event that Buyer shall shut-down or liquidate the Business or shall breach any of its obligations under Section 9.2, then all such amounts (i.e., the unpaid balance of the Incentive Amounts) shall accelerate and Buyer shall pay such amounts upon the occurrence of such event.

(iii)           Any payment to a Key Employee under the Key Employee Incentive Plan shall be made to such Key Employee in the amount set forth on Schedule 2.3(c).

(d)           [Reserved]

(e)           [Reserved]

(f)           Violation of Non-Competes.  In the event a Stockholder or Designated Employee who is a Key Employee party and party to a Non-Compete Agreement shall breach the terms thereof, Buyer shall provide such Stockholder or Designated Employee with written notice thereof.  In the event that such Stockholder or Designated Employee does not cure such breach within 30 days after receipt of such notice, then Buyer may deduct amounts due to him or her pursuant to Section 2.3(c).  In the event of such cure, no such breach shall be deemed to have occurred.

(g)           Rounding.  Where the aggregate number of shares of Buyer Common Stock deliverable to any Person pursuant to this Agreement or upon any release of the Escrow Fund is less than a whole share, then the number of shares of Buyer Common Stock issuable to such Person shall be rounded to the nearest whole share.

(h)           Compliance with Securities Act.  Buyer shall have the right to require the Stockholders and each Exercising Option Holder as a condition to receiving any Buyer Common Stock issued pursuant to this Agreement to execute and deliver an Investor Representation Letter and take all actions reasonably required by the Securities Act and other applicable securities laws and regulations that are within their control.

(i)           Nasdaq.  In order to comply with Nasdaq market rules, in no event shall Buyer be obligated to issue a number of shares of Buyer Common Stock under this Agreement equal to more than 19.9% of its outstanding Buyer Common Stock, determined before the Closing, and to the extent that by issuing Buyer Common Stock pursuant to Sections 2.3 would exceed such threshold Buyer shall in lieu of issuing and delivering any or all Buyer Common Stock pursuant to Section 2.3 pay cash in lieu thereof to the Stockholders or Designated Employees at the address provided of such Stockholders and/or Designated Employees.  Buyer shall make such payments promptly but in any event within five Business Days after such stock is required to be issued.  The amount of cash will be equal to the product of the number of shares of Buyer Common Stock which would have been issued but for this limitation and the Weighted Average Price.

(j)           Withholding Taxes.  Buyer and its respective agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person, such amounts as Buyer or its agents are required to deduct and withhold with respect to the making of such payment under any applicable provision of Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made and shall be promptly remitted to the applicable Tax Authority.

(k)           [Reserved.]

(l)            [Reserved.]

(m)           Restricted Securities; and Lock-Up.

(i)            Buyer represents, warrants and covenants that Buyer Common Stock issuable pursuant to this Agreement shall constitute “restricted securities” under the Securities Act and may only be sold or transferred in accordance with Rule 144 thereunder, when, if and to the extent that such exemption from registration is available to the holder of such securities and in accordance with the provisions of Regulation S, if applicable) (except that Buyer shall use commercially reasonable efforts to register, on Form S-8 under the Securities Act, all shares of Buyer Common Stock issued to an employee or former employee of the Company or any of its Subsidiaries under the Key Incentive Plan or another plan of Buyer or any of its Affiliates that are eligible to be registered on Form S-8).  If such Buyer Common Stock is not registered under the Securities Act, then before permitting any transfer of Buyer Common Stock issued hereunder may require an opinion in form and substance reasonably acceptable to Buyer, which acceptability should not be unreasonably withheld, that such transfer is exempt from the registration requirements of the Securities Act.

(ii)           With respect to any Buyer Common Stock issued pursuant to Section 2.3(a) of this Agreement whether at the Closing or at any time thereafter, such Buyer Common Stock shall be subject to the restriction that holder and owner of such shares of Buyer Common Stock may not, other than to a Permitted Transferee who shall agree in a writing delivered to Buyer to be bound by the restrictions contained in this Section 2.3(m), make any sale, any short sale of, loan, grant any option for the purchase of, or otherwise assign, pledge, hypothecate or dispose of (collectively, “Transfer”) any such shares for a period of 12 months from the date of issuance of such Buyer Common Stock or, if earlier, upon a Change of Control (the “Restriction”), and thereafter no Stockholder may make any Transfer of the Buyer Common Stock which collectively will result (A) in sales by such Stockholder on any one day that exceed 25% of the average daily volume for the preceding calendar month; and (B) in aggregate sales by such Stockholder in any calendar quarter that exceed 2% of the total outstanding Buyer Common Stock, except as otherwise expressly consented to by Buyer.  In the event of a public announcement of a tender offer to purchase Buyer Common Stock, the Stockholders and Exercising Option Holders shall be entitled to sell their shares in such tender offer to the purchaser(s) named therein.  For purposes of this Agreement, the term “Transfer” shall include the entering into by a holder of Buyer Common Stock of any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Buyer Common Stock, whether any such swap transaction is to be settled by delivery of Buyer Common Stock or other securities, in cash or otherwise.  Notwithstanding the foregoing, Buyer may, in its sole discretion require as a condition to any Transfer to a Permitted Transferee, require an opinion in form and substance reasonably acceptable to Buyer, which acceptability shall not be unreasonably withheld, that such Transfer is exempt from the registration requirements of the Securities Act.

(A)           Each certificate representing Buyer Common Stock shall bear the following legends to the extent applicable to the holder of such Buyer Common Stock:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE SECURITIES PURCHASE AGREEMENT BY AND AMONG THE PARTIES THERETO DATED AS OF APRIL 11, 2011, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.”

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO REGULATION S UNDER THE 1933 ACT AND ALL TRANSFERS OF SUCH SHARES MUST BE MADE STRICTLY IN COMPLIANCE WITH SAID REGULATION.”

(B)           Buyer shall have the absolute right to give instructions to any transfer agent for its capital stock to give effect to the provisions of this Section 2.3(m) and neither such transfer agent nor Buyer shall have any liability to any Person for any reasonable action taken (or not taken) in furtherance thereof so long as Buyer or transfer agent acts in good faith.  Buyer shall instruct the transfer agent to not transfer any Buyer Common Stock issued pursuant to this Agreement if such transfer is not in compliance with the Securities Act, including, without limitation, Regulation S thereunder. Subject to compliance with applicable Law, after the end of lock-in-period set forth in Section 2.3(m)(B) above, Buyer agrees to delete the legend and issue a replacement stock certificate to Stockholders without legend if and when required by Stockholders.

(n)           Company Revenue and Gross Margin Statements.

(i)            Promptly, but in any event within 45 days after the end of the 12-month period ending March 31, 2012, after the end of the 12-month period ending March 31, 2013 and after the end of the six-month period ending September 30, 2013 (each such period, a “Measurement Period”), Buyer shall deliver to the Stockholder Representative a statement (the “Company Revenue and Gross Margin Statement”) setting forth Buyer’s calculation of Company Revenues and Gross Margin for such 12-month or six-month period, as certified by its auditors.  The Company Revenue and Gross Margin Statement shall also set forth:  (A) in the case of the first two Measurement Periods, the Earn-Out Amount, if any, that is due to the Stockholders and the Exercising Option Holders, based on the amounts set forth on the Company Revenue and Gross Margin Statement; and (B) the Incentive Amount, if any, that is due to the Key Employees, based on the amounts set forth on the Company Revenue and Gross Margin Statement, as well as the Retention Rates.  Subject to Section 2.3(f),at the same time as Buyer shall so deliver the Company Revenue and Gross Margin Statement, it shall give the Transfer Agent irrevocable instructions to, upon receipt of such instructions:  (x) in the case of the first two Measurement Periods, issue to the Stockholders and Exercising Option Holders an aggregate number of shares of Buyer Common Stock equal to the quotient obtained by dividing the Earn-Out Amount set forth on the Company Revenue and Gross Margin Statement by the Weighted Average Price; and (y) issue to the Key Employees an aggregate number of shares of Buyer Common Stock equal to the quotient obtained by dividing the Incentive Amount by the Weighted Average Price.

(ii)           Buyer shall from and after the delivery of a Company Revenue and Gross Margin Statement make available to the Stockholder Representative and his accountants, legal counsel and other representatives at reasonable times and upon prior notice:  (A) the working papers used by Buyer and its auditors in preparing the Company Revenue and Gross Margin Statement; and (B) any supporting schedules or analyses, backup materials and books and records used by Buyer in preparing the Company Revenue and Gross Margin Statement.

(iii)           If the Stockholder Representative disagrees with the determination of the Company Revenues and Gross Margin as shown on the applicable Company Revenue and Gross Margin Statement, the Stockholder Representative shall issue and deliver to Buyer a Protest Notice within 30 Business Days after delivery of such Company Revenue and Gross Margin Statement.  Any Protest Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement, and provide, to the extent available to the Stockholder Representative, supporting documentation for each such disagreement; provided, however, that failure to so provide, or the partial provision of supporting documentation shall, in no way, have any effect on the validity of the Protest Notice.   However, notwithstanding anything contained herein, Buyer and Company shall be under an obligation to provide all of the information, documents, books and records, papers, etc. that the Stockholder Representative may reasonably demand, to enable it to effectively lodge the Protest Notice.  Failure of the Stockholder Representative to deliver a timely Protest Notice shall, unless such information, documents, books and records, papers, etc. shall not have been provided, result in the Stockholders being deemed to have approved the applicable Company Revenue and Gross Margin Statement.

(iv)           If the Stockholder Representative timely delivers a Protest Notice to Buyer, Buyer and the Stockholder Representative shall attempt to resolve any such objections within 15 days after delivery by the Stockholder Representative of the Protest Notice.  If the parties are unable to resolve all disagreements identified by the Stockholder Representative within 15 days after delivery to Buyer of the Protest Notice, then Buyer and the Stockholder Representative shall each submit the name of an accounting firm that is nationally recognized in the United States and has not in the prior two years provided services to either Buyer or its Affiliates, or the Company or its Affiliates, and one firm shall be selected by lot (i.e., at random) from these two firms (the firm selected, the “Accounting Arbitrator”).  Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Accounting Arbitrator.  The Accounting Arbitrator shall (A) act in its capacity as expert and not as an arbitrator, (B) for purposes of this Section 2.3(b), review only those items and amounts set forth in the applicable Company Revenue and Gross Margin Statement as to which there is a dispute between the Stockholder Representative and Buyer, (C) for purposes of this Section 2.3(n), be instructed that the scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether the calculation of the Company Revenues and Gross Margin for the period set forth in the applicable Company Revenue and Gross Margin Statement was done in accordance with the Accounting Principles applied in a manner consistent with the definitions of Company Revenues and Gross Margin (and any definitions in such definitions) or whether there were any mathematical errors in the calculation of the Company Revenue and Gross Margin Statement, and that the Accounting Arbitrator is not to make any other determination, and (D) be instructed to reach its conclusions regarding any such dispute between the Stockholder Representative and Buyer within 30 days after its appointment and to provide a reasonably detailed written explanation of its decision with respect to each disputed item. In the event that Buyer or the Stockholder Representative submits any dispute under the process set forth in this Section 2.3(n), each such party may submit materials to the Accounting Arbitrator, with a copy to the non-submitting party, setting forth the position of such submitting party with respect to such dispute, to be considered by such Accounting Arbitrator as it deems fit; provided, however, that the Accounting Arbitrator shall not delay or extend the 30-day period for it to reach its conclusions and to provide a written report of its decision.  The determination of the Accounting Arbitrator shall be final and binding on the parties and shall be deemed a final arbitration award. Any expenses relating to the engagement of the Accounting Arbitrator shall be borne as determined by the Accounting Arbitrator based on the relative fault of Stockholders and Exercising Option Holders and Buyer, provided, that Buyer shall only be entitled to proceed against the Escrow Fund in order to recover any such amount due from the Stockholders and the Exercising Option Holders and thereafter shall only be entitled to set-off against Buyer Common Stock (valued at the Weighted Average Price) due to pursuant to Section 2.3(b).

(v)           If, based on the determination of the Accounting Arbitrator or agreement by Buyer and the Stockholder Representative:  (A) in the case of the first two Measurement Periods, the Earn-Out Amount exceeds that set forth on the applicable Company Revenue and Gross Margin Statement, Buyer shall within five Business Days after such determination or agreement give the Transfer Agent irrevocable instructions to, upon receipt of such instructions, issue to the Stockholders and Exercising Option Holders an aggregate number of shares of Buyer Common Stock equal to the quotient obtained by dividing the amount of such excess by the Weighted Average Price; and (B) the Incentive Amount exceeds that set forth on the applicable Company Revenue and Gross Margin Statement, Buyer shall within five Business Days after such determination or agreement give the Transfer Agent irrevocable instructions to, upon receipt of such instructions, issue to the Stockholders and Exercising Option Holders an aggregate number of shares of Buyer Common Stock equal to the quotient obtained by dividing the amount of such excess by the Weighted Average Price.

2.4.             [Reserved]

2.5.             Working Capital Adjustment:

(a)           Promptly, but in any event within 90 days after the end of the Closing Date, Buyer shall deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of Working Capital, as certified by its auditors.

(b)           Buyer shall from and after the delivery of the Closing Statement make available to the Stockholder Representative and his accountants, legal counsel and other representatives at reasonable times and upon prior notice:  (A) the working papers used by Buyer and its auditors in preparing the Closing Statement; and (B) any supporting schedules or analyses, backup materials and books and records used by Buyer in preparing the Closing Statement.

(c)           If the Stockholder Representative disagrees with the determination of Working Capital as shown on the Closing Statement, the Stockholder Representative shall issue and deliver to Buyer a Protest Notice within 30 Business Days after delivery of the Closing Statement.  Any Protest Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement, and provide, to the extent available to the Stockholder Representative, supporting documentation for each such disagreement; provided, however, that failure to so provide, or the partial provision of supporting documentation shall, in no way, have any effect on the validity of the Protest Notice.  However, notwithstanding anything contained herein, Buyer and Company shall be under an obligation to provide all of the information, documents, books and records, papers, etc. that the Stockholder Representative may reasonably demand, to enable it to effectively lodge the Protest Notice.  Failure of the Stockholder Representative to deliver a timely Protest Notice shall, unless such information, documents, books and records, papers, etc. shall not have been provided, result in the Stockholders being deemed to have approved the Closing Statement.

(d)           If the Stockholder Representative timely delivers a Protest Notice to Buyer, Buyer and the Stockholder Representative shall attempt to resolve any such objections within 15 days after delivery by the Stockholder Representative of the Protest Notice.  If the parties are unable to resolve all disagreements identified by the Stockholder Representative within 15 days after delivery to Buyer of the Protest Notice, then Buyer and the Stockholder Representative shall each submit the name of an accounting firm that is nationally recognized in the United States and has not in the prior two years provided services to either Buyer or its Affiliates, or the Company or its Affiliates, and the Accounting Arbitrator shall be selected by lot (i.e., at random) from these two firms.  Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Accounting Arbitrator.  The Accounting Arbitrator shall (A) act in its capacity as expert and not as an arbitrator, (B) for purposes of this Section 2.5, review only those items and amounts set forth in the Closing Statement as to which there is a dispute between the Stockholder Representative and Buyer, (C) for purposes of this Section 2.5, be instructed that the scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether the calculation of Working Capital for the period set forth in the Closing Statement was done in accordance with the Accounting Principles applied in a manner consistent with the definition of Working Capital (and any definitions in such definition) or whether there were any mathematical errors in the calculation of Working Capital, and that the Accounting Arbitrator is not to make any other determination, and (D) be instructed to reach its conclusions regarding any such dispute between the Stockholder Representative and Buyer within 30 days after its appointment and to provide a reasonably detailed written explanation of its decision with respect to each disputed item. In the event that Buyer or the Stockholder Representative submits any dispute under the process set forth in this Section 2.5, each such party may submit materials to the Accounting Arbitrator, with a copy to the non-submitting party, setting forth the position of such submitting party with respect to such dispute, to be considered by such Accounting Arbitrator as it deems fit; provided, however, that the Accounting Arbitrator shall not delay or extend the 30-day period for it to reach its conclusions and to provide a written report of its decision.  The determination of the Accounting Arbitrator shall be final and binding on the parties and shall be deemed a final arbitration award. Any expenses relating to the engagement of the Accounting Arbitrator shall be borne as determined by the Accounting Arbitrator based on the relative fault of Stockholders and Buyer, provided, that Buyer shall only be entitled to proceed against the Escrow Fund in order to recover any such amount due from the Stockholders and the Exercising Option Holders and thereafter shall only be entitled to set-off against Buyer Common Stock (valued at the Weighted Average Price) due to pursuant to Section 2.3(b).

(e)           If, based on the determination of the Accounting Arbitrator or agreement by Buyer and the Stockholder Representative the Final Cash Purchase Price is less than the Estimated Cash Purchase Price, Buyer and the Stockholder Representative shall jointly instruct the Escrow Agent to return to Buyer from the Escrow Fund an aggregate number of shares of Buyer Common Stock equal to the quotient obtained by dividing the amount of such deficiency by the Weighted Average Price.  To the extent there is not a sufficient number of shares of Buyer Common Stock in the Escrow Fund to cover the amount to be returned to the Buyer, any remaining amounts payable to Buyer shall be paid from the cash in the Escrow Fund by joint instruction from the Buyer and the Stockholder Representative and Buyer thereafter shall only be entitled to set-off against Buyer Common Stock (valued at the Weighted Average Price) due to pursuant to Section 2.3(b) in order to recover such amounts. There shall be no adjustment if the Company delivers working capital in excess of the Working Capital Threshold.

2.6.             Accounts Receivable Financing.

(a)           Buyer shall obtain financing (the “Receivables Financing”) for the Company’s accounts receivables and unbilled and completed work on commercially reasonably arms’ length terms from the lender identified to the Stockholder Representative prior to the date of this Agreement or another lender reasonably acceptable to the Stockholder Representative; provided, however, that (i) the amount of the Receivables Financing shall not exceed the Company’s accounts receivables and unbilled and completed work as of the Closing Date (net of any allowance for doubtful accounts) and (ii) Buyer shall not have the right to draw-down funds from such lender in connection with the Receivables Financing on more than one occasion.  Buyer will from time to time use all cash collected in respect of such accounts receivables and unbilled and completed work referred to in this Section 2.6 to repay amounts due to under the Receivables Financing.

(b)           Buyer shall be reimbursed for all financing costs (including, without limitation, interest, fees, costs and commitment fees)incurred by it in connection with the Receivables Financing (the “Receivables Financing Costs”), up to an amount not to exceed $750,000.

(c)           Buyer shall provide the Stockholder Representative with all information reasonably requested by the Stockholder Representative in connection with the Receivables Financing.

(d)           Buyer and the Stockholder Representative shall submit a request to the Escrow Agent requesting release of amounts due pursuant to this Section 2.6.

2.7.             Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all outstanding Company Capital Stock and thereby control of the assets, property, rights, privileges and powers of the Company, the Stockholders shall at Buyer’s expense take all such lawful and necessary action, and the Stockholders agree to take all such actions, as are reasonably requested of them by Buyer from time to time. Similarly, at every issuance of Buyer Common Stock, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Stockholders and Exercising Option Holders with full right, title and possession to the issued Buyer Common Stock (subject to restrictions imposed herein or by law), the officers and directors of Buyer are fully authorized in the name of Buyer or otherwise to take, and shall take, all such lawful and necessary as are reasonably requested of them by the Stockholder Representative from time to time.

2.8.             Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by and paid by Buyer when due.  The Stockholders will pay their respective taxes on income, capital gain and/or corporate taxes (of the Stockholders) (“Direct Taxes”) and at their own expense, file all necessary Tax Returns and other documentation with respect to all such Direct Taxes, in the United Kingdom, United States and in any other jurisdictions, as applicable.

ARTICLE III
COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Buyer that, except as set forth on the Company Disclosure Schedule:

3.1.             Organization.

(a)           The Company is duly formed and validly existing as a private limited corporation in good standing under the laws of England and Wales.  The Company has all necessary corporate power and authority to own or lease and operate its properties and assets and to carry on the Business in the manner in which such Business is now being conducted.  Except as set forth on Schedule 3.1(a), the Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the Business or the character or location of the properties owned or leased by it makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or result in losses to the Business in excess of $50,000 individually or $250,000 in aggregate.  Schedule 3.1 lists the directors of the Company as of the date of this Agreement.

(b)           The Company is qualified or licensed to operate and conduct business in each jurisdiction in which each Branch Office is situated.

(c)           The Company has not agreed, is not obligated to make or is bound by any Contract under which it is obligated to make any future investment in or capital contribution to any other Person that is an entity.  Since November 20, 2001, the Company has not conducted operations under any other name, other than variations of its corporate name.

(d)           The minute books of the Company made available to Buyer are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

3.2.             Capitalization.

(a)           The authorized capital stock of the Company is set forth on Schedule 3.2 of the Disclosure Schedule and such schedule sets forth the outstanding shares of the Company and the record holders of such shares.  The Company does not have any other shares authorized, issued or outstanding.  All outstanding Company Capital Stock is held of record by the Stockholders and reflected in Schedule 3.2 of the Disclosure Schedule.  All outstanding Company Capital Stock (i) have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any Contract to which any of the Company is a party or by which any is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws.  There are no declared or accrued but unpaid dividends with respect to any Company Capital Stock.

(b)           Other than the rights of the Option Holders and as otherwise expressly contemplated by this Agreement, there are no subscriptions, options, calls, warrants, Contracts or any other rights, whether or not currently exercisable, to which the Company is a party, or by which the Company is bound (i) to acquire any Company Capital Stock or another right to acquire such securities or (ii) obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any capital stock or equity or other ownership interest or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such subscriptions, options, calls, warrants, Contracts or any other rights.  There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights that with respect to the Company that have been granted by the Company.

(c)           There are no (i) voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company to which the Company is a party, by which the Company is bound, or (ii) Contracts or understandings to which the Company is a party, by which the Company is bound, or of which the Company has knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock.  The Stockholders have been or will be properly given or shall have properly waived any statutorily or contractually required notice of the transactions contemplated by this Agreement prior to the Closing.

(d)           The Company does not own, directly or indirectly, any capital stock of or any other equity interest in, or control, directly or indirectly, any Subsidiary or other Person, and the Company is not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

3.3.             Authority; Etc.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company and no other proceedings by the Company or its stockholders are necessary to authorize and approve this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.

(b)           The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not, with or without the giving of notice, the lapse of time or both:  (i) violate any provision of the Company’s Charter Documents, (ii) with such exceptions as are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or result in losses to the Business in excess of $50,000 individually or $250,000 in aggregate, conflict with or violate, constitute a default under, or give rise to others any right of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a party or by which its assets are bound or subject; or (iii) violate any Law or Order applicable to the Company.

(c)           The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States or other court or other federal, state, local or other Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except, those that have been made or obtained prior to the date of this Agreement.

3.4.             Financial Condition.

3.4.1              Financial Statements.

(a)                 Set forth on Schedule 3.4.1 are copies of:  (i) the audited report and accounts of the Company for the fiscal years ended September 30, 2010 and 2009, including their respective balance sheets as at September 30, 2010 and 2009, including the notes to those accounts and the associated directors' and auditors' reports (collectively, the “Audited Accounts”); and (ii)  the unaudited management accounts of the Company for the five-month period ended February 28, 2011 (collectively, the “Management Accounts”; the February 28, 2011 balance sheet included in the Management Accounts is referred to as the “Last Balance Sheet”; February 28, 2011 is referred to as the “Last Balance Sheet Date”).  The Audited Accounts and the Management Accounts are jointly referred to as the “Financial Statements.”

(b)                The Audited Accounts (i) have been audited by the Company's auditors and have been prepared in accordance with the requirements of all applicable UK statutes and regulations; (ii) have been prepared in accordance with GAAP (as in force at the date of the relevant Audited Accounts)  consistently applied throughout the periods covered; and (iii) give a true and fair view of (A) the state of affairs of the Company as at September 30, 2010; and (B) the profit or losses of the Company for the financial year ended on that date.

3.4.2              Books and Records; Accounting Controls.  All accounting  records (“Records”) of the Company (i) have been properly maintained on a consistent basis, are up to date and in the possession and control of the Company and contain true, complete and accurate records of all material matters required by any law to be entered therein; (ii) do not contain or reflect any material inaccuracies or discrepancies; and (iii) as of the date of this Agreement no notice or allegation that any of the Records is incorrect or should be rectified has been received.

3.4.3              Absence of Certain Changes.  Since the Last Balance Sheet Date, the Company has used commercially reasonable efforts to preserve their respective business organizations intact, to keep available to the Company, as applicable, the services of all current officers and employees necessary to the Business of the Company and to preserve the goodwill of the customers and employees having business relations with the Company (the Company shall be deemed to have used such commercially reasonable efforts in the event it operated in the ordinary course consistent with past practice).  Since the Last Balance Sheet Date, the Company has not:

(a)                conducted the Business of the Company in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement;

(b)                 suffered any damage, destruction or loss, whether or not covered by insurance, affecting the Company Assets or the Business over $100,000;

(c)                sold, leased, licensed, transferred, mortgaged, encumbered or otherwise disposed of any assets or any liabilities, except (i) for dispositions of property not greater than $50,000 in any specific case or $250,000 in the aggregate, or (ii) in the ordinary course of business consistent with past practices; and

(d)                adopted or amended any Employee Benefit Plan, entered into any employment Contract, paid or agreed to pay any bonus or special remuneration to any director or employee of the Company, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees;

(e)                declared, issued, made or paid any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combined, divided, distributed or reclassified any shares of its equity securities.

3.4.4              Indebtedness.

(a)           The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on the balance sheet of the Company except:

(i)             as disclosed, reflected or reserved against in the Last Balance Sheet;

(ii)            for items set forth on Schedule 3.4.4 or Contracts disclosed in the Company Disclosure Schedule;

(iii)           for liabilities and obligations incurred in the ordinary course of business since the date of the Last Balance Sheet; or

(iv)           for open purchases or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with past practice; or

(v)            for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or result in an losses to the Business in excess of $50,000 individually or $250,000 in aggregate.

(b)                Except as disclosed on Schedule 3.4.4 all indebtedness for borrowed money of the Company may be paid in whole or in part at any time or from time to time without any prepayment penalty, interest or other charge, excepting accrued but unpaid interest.

3.4.5              Accounts Receivables.  Set forth on Schedule 3.4.5 is the list of the Company’s accounts receivables and unbilled and completed work including the customer, the project and the amount outstanding and/or unbilled as on 28 February 2011, along with a summary of aged debtors as at 31 March 2011 (unbilled and completed work as at 31 March 2011 has not yet been prepared by the Company).

3.5.            Tax Matters.  The Company has filed, within the time and in the manner prescribed by law, all material Tax Returns required to be filed by them and have paid all Taxes shown to be due thereon.  All such Tax Returns were correct in all material respects.  There are no outstanding Tax assessments or Taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any Liens, other than Permitted Liens, for Taxes on any of the Company Assets.  There is no pending or, to the knowledge of the Company, threatened federal, state or local audit involving the Company.

3.6.             Legal Proceedings.

3.6.1              Legal Proceedings Pending or Threatened.  There is no Legal Proceeding pending or to the knowledge of the Company, threatened in writing before any Governmental Authority or which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or result in an order or award in excess of $50,000 individually or $250,000 in aggregate.

3.6.2

3.6.3              Business Enjoined. Neither the Company, nor, to the knowledge of the Company, any employee, worker, manager, consultant or agent of the Company, is permanently or temporarily enjoined by any order, judgment or decree of any court or tribunal or any other agency from engaging in or continuing any conduct or practice in connection with the Business of the Company.

3.6.4              Violation of Law; Permits.  The Company is not in violation of any provision of any law, decree, order or regulation applicable to the Company or its business, properties or assets, including, without limitation, those relating to antitrust or other anticompetitive practices, or employment legislation (such as discrimination, health and safety),except for such violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in an losses to the Business in excess of $50,000 individually or $250,000 in aggregate.  Except as set forth on Schedule 3.6.3, the Company has all Permits required with respect to the Company Assets or in the conduct of the Business of the Company and the operation of the Real Property except for Permits for which the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in an losses to the Business in excess of $50,000 individually or $250,000 in aggregate, all of which Permits in effect as of the date of this Agreement are set forth on Schedule 3.6.3, and has satisfied all bonding requirements pertaining to its operations under the laws of England and Wales or federal, state, local and foreign laws, rules and regulations.

3.7.             Properties and Assets of the Company.

3.7.1              Company Assets.  The Company owns or otherwise has the right to use all of the Company Assets.  The Company has good title to the Company Assets, free and clear of all Liens, except for Permitted Liens.  To the knowledge of the Company, the tangible personal property owned by the Company and included in the Company Assets are in all material respects in working order, reasonable wear and tear excepted.

3.7.2              Title to Real Property.

(a)           The Company does not own or have any (and has never owned or had any) legal or equitable title in any real property, and Schedule 3.7.2 is a list of each lease of real property under which the Company is a lessee, lessor, sub-lessee or sub-lessor (the “Leased Property”).  The Leased Property and the real property subject to the Leases sometimes collectively are referred to as the “Real Property.”

(b)           The Leased Property currently is being used only as offices of the Company.

(c)            Copies of all leases to which the Company is a party respecting any Real Property and all other instruments granting such leasehold interests, rights, options or other interests (including all amendments, modifications and supplements thereto) have been delivered to Buyer and are listed on Schedule 3.7.2 (the “Property Leases”).

(d)           With respect to the Property Leases, no breach or event of default on the part of any party to the Property Leases and no event that, with the giving of notice or lapse of time or both would constitute such breach or event of default, has occurred and is continuing, except for such breaches and events of default that would not reasonably be expected to result in Damages to the Company in excess of $250,000 in the aggregate.  All of the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms, except as would not reasonably be expected to result in Damages to the Company in excess of $250,000 in the aggregate.  All rental and other payments due as of the date of this Agreement under each of the Property Leases have been duly paid in accordance with the terms of such Property Leases.

3.7.3              Intellectual Property.

(a)           (i)           Schedule 3.7.3-1 contains a complete and correct list as of the date of this Agreement of all Material Contracts between the Company and any third party pursuant to which the Company is required to pay royalties to any third party in respect of Owned Intellectual Property. Schedule 3.7.3-1 contains a complete and correct list of all Material Contracts between the Company and the owners of Other Intellectual Property.

(ii)           Schedule 3.7.3-2 contains a complete and correct list as of the date of this Agreement of all existing and pending registrations of patents, trademarks and service marks of the Company.

(iii)          With such exceptions as are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or result in losses to the Business in excess of $50,000 individually or $250,000 in aggregate, all registrations listed on Schedule 3.7.3-2 are valid, enforceable and subsisting. The Company has taken all reasonable actions necessary with respect to the registration, maintenance and renewal fees in connection with such items have been paid, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or any other jurisdictions, as the case may be, for the purpose of maintaining such items.  There are no actions that must be taken by the Company within 60 days after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing such items.

(b)           The Company has not since January 1, 2009 received a “cease and desist letter” or any other written or oral communication from any third party challenging the Company's ownership or rights in any Owned Intellectual Property or in any Other Intellectual Property exclusively licensed by the Company, and to the knowledge of the Company, there is no action pending or threatened against the Company or relating to the Business claiming that the Company or the Owned Intellectual Property or Other Intellectual Property has infringed or is infringing any Intellectual Property of any third party except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in losses to the Business in excess of $50,000 individually or $250,000 in aggregate.  To the knowledge of the Company except for such violations that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect or result in losses to the Business in excess of $50,000 individually or $250,000 in aggregate, there is not any Infringement of (i) any Owned Intellectual Property or (ii) any exclusive license owned by the Company in any Other Intellectual Property, in each case by any third party including, without limitation, any employee or former employee of the Company.

(c)           The Company owns or, to the knowledge of the Company, otherwise has a valid right or license to all Owned Intellectual Property or Other Intellectual Property.

(d)           The Company has, consistent with reasonable business judgment, taken appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company's confidential information and to preserve and maintain all of its interests and proprietary rights in the Owned Intellectual Property used in the Business.  All officers, employees and consultants of the Company having access to confidential information of the Company or its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such proprietary information (in the case of proprietary information of the Company's customer and business partners, to the extent required by such customers and business partners) a copy of the standard form of all such agreements has been delivered or made available to Buyer.

(e)           With such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in losses to the Business in excess of $50,000 individually or $250,000 in aggregate The use, development, manufacture, marketing, distribution, license, sale, or furnishing of any product or service currently utilized by the Company does not violate any license or agreement between any of the Company and any third party or, to the knowledge of the Company, Infringe the Intellectual Property of any other Person.

(f)           The IT System for the period of 18 months prior to the date of this Agreement has not materially interrupted or hindered the running or the operation of the Business.

3.8.             Insurance.  Schedule 3.8 lists as of the date of this Agreement each insurance policy maintained by the Company with respect to the Company Assets.  During the current policy year through the date of this Agreement, the Company has not received written notice of termination or cancellation of any such policy.

3.9.             Labor and Employment Matters.

3.9.1              Employee Benefit Plans.

(a)           Schedule 3.9.1(a) lists as of the date of this Agreement each material Employee Benefit Plan of the Company.  Each such Employee Benefit Plan materially complies with, and has been established, maintained, and operated in all material respects in accordance with, all applicable Laws and no event has occurred in connection with any Employee Benefit Plan which as of the date of this Agreement has resulted or, to the knowledge of the Company, will or may result in any material fine, penalty, assessment or other liability for which the Company or Buyer may be responsible by reason of violation of law or Contract.

(b)           The Company does not (i) maintain or contribute to or have an obligation to contribute to any Pension Plan, nor has it maintained or contributed to any such plan during the six years preceding the Closing Date, or (ii) contribute to, or during the six years preceding the date of this Agreement has ever contributed to, nor would it reasonably be expected to have any material liability in respect of, a Pension Plan that is subject to Section 302 or Title IV of ERISA (or analogous provisions of the law of England and Wales).

(c)           The Company has delivered to Buyer copies of the following, with respect to each Employee Benefit Plan listed on Schedule 3.9.1(a), as applicable:

(i)           the plan document and all amendments thereto;

(ii)          the associated trust agreement, including all amendments thereto; and

(iii)         the current summary plan description.

(d)           As of the date of this Agreement, there is no material action, suit, litigation or claim pending (other than routine claims for benefits) or that, to the knowledge of the Company, reasonably would be expected to be asserted against any Employee Benefit Plan or the assets of any Employee Benefit Plan.

(e)           To the knowledge of the Company, with respect to each Employee Benefit Plan of the Company and any other similar arrangement or plan either currently maintained or contributed to (or that was, within the six years preceding the date of this Agreement previously terminated, maintained, or contributed to) by any entity which either is currently or was previously under common control with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code), as of the date of this Agreement no event has occurred and no condition exists that after the Closing Date would reasonably be expected to subject the Company directly or indirectly, to any material liability.

(f)           The Company has no obligation to provide health benefits or other non-pension benefits to any retired or other former director, worker, employee or their dependents, except in compliance with Section 4980B of the Code or similar law.

(g)           The Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities.

(h)           Except as set forth on Schedule 3.9.1(h), as of the date of this Agreement no employee of the Company has or, to the knowledge of the Company (based on an unconditional notice of such plans received by the Company), plans to, retire or resign during the 12-month period following the Closing Date or otherwise be unavailable as an employee of the Company at compensation substantially similar to such employee’s present rate of compensation and benefits and assuming no relocation of such employee.

3.9.2              Collective Bargaining Agreements.

(a)           The Company is not, and within the five years preceding the date of this Agreement has not been, a party to a collective bargaining agreement with any labor organization or trade union.  To the knowledge of the Company, as of the date of this Agreement, (i) no organization effort, demand for recognition, petition seeking a representation proceeding or representation question involving any union association or collective bargaining representative is pending respecting the employees of the Company, and (ii) no such question has been raised within the five years preceding the date of this Agreement respecting the Company.

(b)           The Company has furnished Buyer with copies of all awards or payments made, claims, complaints, reports or other documents, in each case to the extent material, concerning the Company or its employees made by or against the Company during the five years prior to the date of this Agreement pursuant to or in respect of workers' compensation laws or any other Laws relating to employment of labor in any jurisdiction.

(c)           The Company has not been a party to any transaction to which the Transfer of Undertakings (Protection of Employment Regulations 2006) has applied, in the last six years preceding the Closing Date.

3.10.           Compensation of and Indebtedness to and from Employees.

3.10.1              Employee Compensation.  Schedule 3.10.1 is a list, as of the date of this Agreement, of the names and current annual salary of the ten highest compensated full-time salaried employees of the Company (the “Employee List”).  Except in the ordinary course of business or as required by law or an Employee Benefit Plan of the Company, since the Last Balance Sheet Date there has been no material change in the rate of total compensation for services rendered, including, without limitation, bonuses and deferred compensation, for any of the employees listed on the Employee List, nor have any such changes been promised, and the Company has not entered into a contractually binding obligation to make any increases after the Closing Date. Schedule 3.10.1 lists, as of the date of this Agreement, the material additional compensation (whether in the form of bonus, commission, pension or profit-sharing contributions made or other supplemental compensation) payable to the employees on the Employee List.

3.10.2              Indebtedness to Employees.  The Company is not indebted to any consultant, worker, employee or agent of the Company, or any spouse, child or other relative thereof, in any material amount other than the reimbursement of expenses, wages for the Company's current pay period or for holiday pay for the current holiday year or generally utilized for its employees and for business expenses, nor is any employee or agent indebted to the Company except for advances made in the ordinary course of business.

3.11.           Contracts and Other Instruments.

(a)           To the knowledge of the Company the Company is not a party to any Material Contracts.

(b)           The Company has furnished Buyer with a copy of all Material Contracts.

(c)           The Company is not in material breach of or in material default under any of the Material Contracts, and the Company has not been notified of any material breach, default or potential breach or default under any Material Contracts and, to the knowledge of the Company, no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default.

3.12.           Environmental Liability.  The Company does not use Hazardous Materials in violation of Law in connection with the operation of the Business.

3.13.           Proceedings.  As of the date of this Agreement there is no pending or threatened in writing Legal Proceeding before or by any Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement.

3.14.           Brokerage.  Any fees payable to any finder or broker arising from this Agreement or the transactions contemplated hereby incurred by the Company or Stockholders shall be the sole responsibility of the Stockholders unless paid by the Company prior to the Closing and under no circumstances shall the Company after the Closing or Buyer have any liability therefor.  Buyer shall be solely responsible for any investment banking or brokerage fees or any other third party expense of any advisors that it has engaged in connection with the transactions contemplated by this Agreement.

3.15.           Bank Accounts.  Schedule 3.15 sets forth a list as of the date of this Agreement of the bank name, location and account number for all bank accounts used by the Company in the conduct of the Business of the Company, and the authorized signatories (and the amounts such signatories have authority to sign for) for such accounts.

3.16.           Customers.  Set forth on Schedule 3.16 is a complete list as of the date of this Agreement of the 20 largest (in terms of dollar volume) customers of the Company for the fiscal year ended September 30, 2010 (the “Top Customers”) indicating the amounts paid to the Company by each Top Customer for each such period.  Schedule 3.16 sets forth the name of each Customer who has represented more than 2.0% of the gross revenue of any of the Company in any of the two years ended September 30, 2010. Except as set forth in Schedule 3.16, none of the Top Customers has terminated or, to the knowledge of the Company, has indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers.

3.17.           Suppliers.  Set forth on Schedule 3.17 is a complete list of the 20 largest suppliers of the Company by expenditures made by the Company to such suppliers during the fiscal year ended September 30, 2010.

3.18.           Certain Payments.  The Company has not, nor, to the knowledge of the Company, has any director acting on behalf of any of the Company, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds or (ii) failed to disclose fully any contribution made by the Company in violation of local laws, rules and regulations applicable in their respective jurisdictions.

3.19.           Compliance.

(a)           To the knowledge of the Company, the operations of the Company are and have been conducted at all times during the five years prior to the date of this Agreement in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable local Governmental Authority governing such Person in their respective jurisdictions and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(b)           To the knowledge of the Company, the Company is not a party to any agreement, arrangement, understanding, and has not been included in any business practice, in respect of which an anti-trust order has been made against the Company under any rules regulations or guidelines, issued, administered or enforced by any applicable local Governmental Authority governing such Person in their respective jurisdictions and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company with respect to the an anti-trust order is pending or, to the knowledge of the Company, threatened.

3.20.           No Other Representations.  Except for the representations and warranties expressly contained in this Article III, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty to Buyer, express or implied.

ARTICLE IV
STOCKHOLDER REPRESENTATIONS AND WARRANTIES

Each Stockholder, severally and not jointly, represents and warrants to the Buyer that:

4.1.             Title.  Such Stockholder owns and has valid title to all shares of  Company Capital Stock to be sold by such Stockholder pursuant to the Agreement free and clear of all Liens, other than Permitted Liens and Liens imposed by this Agreement or under applicable securities laws. At Closing, such Stockholder shall transfer to the Buyer, valid title to the Company Stock to be sold by such Stockholder pursuant to this Agreement free and clear of all Liens, other than Liens imposed by this Agreement, under applicable securities laws or for stamp tax duties or other similar transfer taxes in connection with the transfer of such Company Capital Stock to Buyer.

4.2.             Authority; Etc.

(a)           This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery of the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.

(b)           The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of his or her obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby do not and will not, with or without the giving of notice, the lapse of time or both:  (i)  with such exceptions as are not reasonably likely to have a material adverse effect on the ability of such Stockholder to perform his or her obligations under this Agreement, conflict with or violate, constitute a default under, or give rise to others any right of termination, amendment, acceleration or cancellation of, any Contract to which such Stockholder is a party or by which his or her assets are bound or subject; or (iii) violate any Law or Order applicable to such Stockholder.

(c)           Such Stockholder is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States or other court or other federal, state, local or other Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby, except, those that have been made or obtained prior to the date of this Agreement.

4.3.             No Other Representations.  Except for the representations and warranties expressly contained in this Article IV, no Stockholder, and no Person acting on behalf of any Stockholder, makes any representation or warranty to Buyer, express or implied.  EACH STOCKHOLDER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE V, (X) SUCH STOCKHOLDER IS ACQUIRING SHARES OF BUYER COMMON STOCK ON AN “AS IS, WHERE IS” BASIS AND (Y) NEITHER BUYER NOR ANY OTHER PERSON IS MAKING, AND, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SUCH STOCKHOLDER OR ANY OF HIS OR HER AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY BUYER OR ANY OF BUYER’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, SUCH STOCKHOLDER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING BUYER, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) SUCH STOCKHOLDER.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Representations and Warranties of Buyer.  Buyer represents and warrants to the Company and Stockholders that:

5.1.             Organization.  Buyer is duly organized and incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.  Buyer has all necessary corporate power and authority to own or lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted.  Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the character or location of the properties owned or leased by it makes such qualification necessary except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

5.2.             Capitalization/Purchase Price. The number of shares and type of all authorized, issued and outstanding capital stock of Buyer, and all Buyer Common Stock reserved for issuance under Buyer’s various option and incentive plans, is specified in Schedule 5.2.  The issuance of Buyer Common Stock as part of the Purchase Price will not, immediately or with the passage of time, obligate Buyer to issue any of its capital stock securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Buyer Common Stock to any Person and will not result in a right of any holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under such securities.

5.3.             Issuance of the Securities.  The Buyer Common Stock to be issued pursuant to Section 2.3 (a) has been duly and validly authorized, and (b) when issued in accordance with this Agreement (i) will be validly issued, fully paid, non-assessable and free of preemptive and similar rights and all Liens, other than Permitted Liens and Liens imposed by this Agreement or applicable securities laws, and (ii) will have been offered, sold and delivered by Buyer in compliance with all applicable Laws.  Buyer has sufficient authorized capital stock to meet its obligations to issue Buyer Common Stock pursuant to this Agreement.  Buyer has reserved for issuance a sufficient number of shares of Buyer Common Stock to issue all Buyer Common Stock that it may be required to issue pursuant to Article II.

5.4.             Authority.

(a)             Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by Buyer and no other proceedings by Buyer or its stockholders are necessary to authorize and approve this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of the other parties hereto, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.

(b)           The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby do not and will not, with or without the giving of notice, the lapse of time or both:  (i) violate any provision of the Charter Documents of Buyer or its Subsidiaries, (ii) with such exceptions as are not reasonably likely to have a Buyer Material Adverse Effect, conflict with or violate, constitute a default under, or give rise to others any right of termination, amendment, acceleration or cancellation of, any Contract to which Buyer or any of its Subsidiaries is a party or by which any of its or their assets are bound or subject; or (iii) violate any material Law or Order applicable to Buyer or its Subsidiaries.

(c)           Neither Buyer nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States or other court or other federal, state, local or other Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, except, those that have been made or obtained prior to the date of this Agreement and except for Federal securities and  state “blue sky” filings required by this Agreement or in connection with the issuance of Buyer Common Stock hereunder, all of which will be made within the time periods required by applicable law.

5.5.             SEC Reports; Financial Statements; Listing.  Since March 15, 2010, Buyer has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Buyer is not aware of any proceedings to remove, suspend or terminate from listing or quotation the Buyer Common Stock from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes.

5.6.             Material Changes.   Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Buyer Material Adverse Effect on the business, operations or prospects of Buyer individually or Buyer and its Subsidiaries on a consolidated basis, (b) Buyer and its Subsidiaries have not incurred any liabilities (contingent or otherwise) other than (i) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Buyer’s consolidated financial statements pursuant to GAAP or required to be disclosed in filings made with the Securities and Exchange Commission, (c) neither Buyer nor any of its Subsidiaries has altered their method of accounting or the identity of its auditors, (d) neither Buyer nor any of its Subsidiaries has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (e) neither Buyer nor any of its Subsidiaries has issued any equity securities to any company or and of Buyer’s officers, directors or Affiliates, except pursuant to existing incentive compensation plans or as otherwise disclosed in the SEC Reports filed prior to the date of this Agreement.  Buyer does not have pending before the United States Securities and Exchange Commission any request for confidential treatment of information.

5.7.             Legal Proceedings.  There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened in writing before any Governmental Authority or which would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

5.8.             Foreign Corrupt Practices Act.  Neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any agent or other person acting on behalf of any of Buyer or its Subsidiaries, has, directly or indirectly, (a) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (b) failed to disclose fully any contribution made by Buyer or its Subsidiaries (or made by any Person acting on their behalf of which Buyer or its Subsidiaries) which is in violation of law, or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

5.9.             PFIC.  Neither Buyer nor any Subsidiary of Buyer is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

5.10.           Money Laundering Laws. To the knowledge of Buyer, the operations of Buyer and its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving Buyer or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Buyer, threatened.

5.11.           No Other Representations.  Except for the representations and warranties expressly contained in this Article V, neither Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty to the Company or the Stockholders, express or implied.  BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE III AND THE REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS SET FORTH IN ARTICLE IV, (X) BUYER IS ACQUIRING SHARE OF COMPANY CAPITAL STOCK ON AN “AS IS, WHERE IS” BASIS AND (Y) NEITHER THE COMPANY NOR THE STOCKHOLDERS NOR ANY OTHER PERSON IS MAKING, AND, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE COMPANY OR THE STOCKHOLDERS OR ANY OF THE COMPANY’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, BUYER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY, THE BUSINESS, THE COMPANY ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1.             Provisions Relating to Operations of the Company Pre-Closing.

(a)           The Company agrees that it shall not without the prior consent of Buyer (not to be unreasonably withheld):

(i)           conduct the Business of the Company in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(ii)           except as required by their terms, amend, terminate, renew/fail to renew or renegotiate any Material Contract to which the Company is a party or by which it is bound; or

(iii)          terminate, amend or fail to renew any existing insurance coverage that is material to the Company; or

(iv)          terminate or fail to renew or preserve any material Permits; or

(v)           incur any indebtedness, guarantee any indebtedness of any Person or guarantee any debt securities of any person or entity; or

(vi)          issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or equity securities of the Company (other than the issuance of shares of Company Capital Stock upon exercise of Options); or

(vii)         sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (A) for dispositions of property not greater than $100,000 in the aggregate, or (B) in the ordinary course of business consistent with past practices; or

(viii)        declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to the stockholders of the Company, or split, combine, dividend, distribute or reclassify any shares of Company Capital Stock or equity securities; or

(ix)          change or amend the Charter Documents of the Company; or

(x)           make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person, other than in accordance with the budget previously provided to Buyer; or

(xi)           compromise, contest or otherwise settle any claims or commence or settle any Legal Proceeding, threat of any Legal Proceeding, or other investigation against the Company, other than in the ordinary course; or

(xii)          make or change any material Tax election, make any change in any method or period of accounting or in any accounting policy, practice or procedure, file any amended Tax Return, enter into any closing agreement or similar agreement or arrangement with respect to Taxes, settle any material Tax claim, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any waiver or extension of the limitation period applicable to any claim for material Taxes; or

(xiii)          make any material declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company, except as otherwise set forth in this Agreement; or

(xiv)         make any material capital expenditures or commitments with respect thereto except in accordance with the current budget of the Company; or

(xv)         adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(xvi)         acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business of the Company; or

(xvii)        except in the ordinary course of business or as required by law or an Employee Benefit Plan, adopt or amend any material Employee Benefit Plan, enter into any material employment Contract, pay or agree to pay any material bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees; or

(xviii)       enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(xix)          increase the rate of compensation payable to any of the Company’s employees; or

(xx)           except as required by Law, amend or modify any of the Company’s Employee Benefit Plans.

(b)           the Company shall use commercially reasonable efforts to preserve intact the Business and preserve the goodwill of customers, suppliers and others having business relations with the Company, all with the goal of preserving unimpaired the goodwill and Business at the Closing.

6.2.             Provisions Relating to Operations of Buyer Pre-Closing.  Buyer agrees that it shall not (and it shall cause each of its Subsidiaries not to) without the prior consent of the Company (not to be unreasonably withheld):

(a)           conduct its business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(b)           issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or equity securities of Buyer or any of its Subsidiaries, except in the ordinary course of business; or

(c)           change or amend the Charter Documents of Buyer or any of its Subsidiaries.

6.3.             Further Assurances.  Each of the parties agrees to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

6.4.             Part 12 of UK Corporation Tax of 2009.  Any relief arising under Part 12 of the UK's Corporation Tax Act 2009 in respect of the acquisition of shares in the Company pursuant to the exercise of options outstanding under the IOKO 365 Limited All Employee Share Option Plan shall be taken into account as an asset in calculating Working Capital and/or shall be taken into account in computing (and so reducing or eliminating) any provision for tax in calculating Working Capital.

6.5.             Drag-Along Provision.  After the consummation of the Closing, Buyer shall enforce the Drag-Along Provision with respect to each Non-Exercising Option Holder who shall exercise his or her Option during the 40-day period after the Closing Date. The Stockholder Representative shall (without any obligation to incur any out-of-pocket expense) use reasonable efforts to provide all information, documents and reasonable assistance that may be required by Buyer to undertake its obligation set forth in this Section 6.5.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder shall be subject to the satisfaction, at or before the Closing, of the following conditions (any of which may be waived, in whole or in part, by Buyer):

7.1.             [Reserved].

7.2.             No Orders.  No preliminary or permanent injunction or other order by any Governmental Authority, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

7.3.             Certain Documents.  Buyer or its designees shall have received simultaneously with (and as a condition to the effectiveness of) the Closing the deliveries set forth in Sections 2.2(a) and (b).

7.4.             Drag-Along Provision. The Drag-Along Provision in substantially the form attached as Exhibit E shall have been adopted by the Company’s Board and the Stockholders.

7.5.             Performance by the Stockholders and the Company.  The Company and the Stockholders shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by them on or prior to the Closing Date.

7.6.             Company and Stockholder Representations and Warranties.  Each representation and warranty in Article III and Article IV containing any materiality or Company Material Adverse Effect qualification shall be true and correct in all respects as though made on the date of the Closing. All representations and warranties other than those subject to the preceding sentence shall be true and correct in all material respects as of the Closing Date, with such exceptions as are not be reasonably anticipated to result in Damages in excess of $250,000 in aggregate.  It is agreed to by the parties hereto that the dollar threshold referenced in the immediately preceding sentence as well as any dollar threshold amounts qualifying any representation or warranty in Article III or Article IV shall not constitute an admission that such amount is material or constitutes a Company Material Adverse Effect.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF
THE STOCKHOLDERS AND THE COMPANY

The obligations of the Stockholders and the Company hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Stockholders and the Company):

8.1.             [Reserved].

8.2.             No Orders.  No preliminary or permanent injunction or other order by any court or governmental or regulatory authority and no statute, rule, regulation, decree or executive order promulgated or enacted by any Government Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

8.3.             Certain Documents.  The Stockholders and the Company shall have received simultaneously with (and as a condition to the effectiveness of) the Closing the deliveries set forth in Section 2.2(c).

8.4.             Performance by Buyer.  Buyer  shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied by Buyer on or prior to the Closing Date.

8.5.             Buyer Representations and Warranties.  The representations and warranties given in Article V shall, when read without any qualification as to “materiality” or material adverse effect, be true and correct in all respects except where the failure of all such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

8.6.             Payments; Issuance of Stock Instructions.  Buyer shall have made the payments referred to in Section 2.3(a).

ARTICLE IX
POST-CLOSING COVENANTS

9.1.             Reserved.

9.2.             Company's Post-Closing Operations. Buyer agrees that:

(a)           the Company shall operate as a division of Buyer and that the Company shall continue to conduct their business in a manner that is consistent with their respective operations prior to the Closing;

(b)           the Company will be entitled, and will continue, to use the ‘ioko’ name, provided that Buyer may require that such usage be as part of a co-branding with Buyer’s “KIT digital” name;

(c)           the Designated Employees, as long as employed by the Company, shall manage and conduct the day-to-day business of the Company in accordance with the practices applied by the Company before the date of this Agreement and in accordance with this Agreement;

(d)           Buyer will cause the Company to comply with the agreements listed on Schedule 9.2(d).

9.3.             Rule 144.  With a view to making available to the Stockholders, Exercising Option Holders and Key Employees the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Stockholders, Exercising Option Holders and Key Employees to sell securities of Buyer to the public without registration, Buyer shall use commercially reasonable efforts to remain a reporting company under the Exchange Act and:

(a)           make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)           to file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act; and

(c)           furnish to the Stockholders, Exercising Option Holders and Key Employees, so long as such Person owns any shares of Buyer Common Stock, forthwith upon request (i) to the extent accurate, a written statement by  Buyer that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act until such time that there is a Change of Control where the Buyer Common Stock issued hereunder is exchanged for cash or securities that are freely tradable under the Securities Act; (ii) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by Buyer; and (iii) such other information as may be reasonably requested and available so as to permit such Person to sell any such securities without registration under any rule or regulation of the SEC that permits the selling of any such securities without registration.

9.4.             Options and Sales Incentive Plan.  Employees of the Company will be entitled to participate in any stock option plan of Buyer in accordance with the standards generally applicable to employees of Buyer and its Subsidiaries. Designated Employees shall be permitted to participate in Buyer’s internal sales incentive plan.

9.5.             Employment Agreements.  The Buyer and Designated Employees shall amend the employment agreements of the Designated Employees to extend their severance rights to 3 months prior to or at Closing.

9.6.             D & O Insurance.  For a period of six years after the Closing Date, the Buyer shall maintain director and officer liability insurance, which insurance shall provide coverage for the individuals who were officers or directors of the Company at and prior to the Closing comparable to, and as to scope of coverage and amount, not less favorable in any material respect than, the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals.  Buyer acknowledges that the provisions of this Section 9.6 shall be binding on its successors and assigns.

9.7.             Bad Debt Collections.  In the event that the Company receives payments for accounts receivables outstanding at the Closing in an amount in excess of that which is included as collectible receivables in the Closing Working Capital, then Buyer shall cause such additional payments to be delivered to such Persons and in such amounts as the Stockholder Representative may designate in writing to Buyer from time to time.

9.8.             Employee Matters.

(a)           Buyer agrees to provide, or to cause its Subsidiaries to provide, each employee who was employed by the Company immediately prior to the Closing (each, a “Business Employee”) during the period from the Closing until December 31, 2012: (i) a base salary or wage rate and a target incentive compensation opportunity (excluding equity incentive opportunity) that is not less than his or her base salary, wage rate and (if applicable) target incentive compensation opportunity (excluding equity incentive opportunity) most recently in effect immediately prior to the Closing Date; and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided immediately prior to the Closing Date; provided that notwithstanding the foregoing, Buyer agrees to provide, or cause a Subsidiary to provide, such compensation, benefits and terms of employment to Business Employees outside of the United States following the Closing as are required by applicable Law. Without limiting the generality of the immediately preceding sentence, Buyer shall provide, or shall cause its Subsidiaries to provide, cash severance pay and severance benefits provided on terms, in amounts, and with eligibility requirements no less favorable that those in effect immediately prior to the Closing Date to any Business Employee whose employment is terminated during the period following the Closing and until December 31, 2012.

(b)           From the Closing Date until December 31, 2012, Buyer shall provide, or shall cause its Subsidiaries to provide, medical, dental and vision coverage to all Business Employees and their eligible dependents without any waiting period and without regard to any preexisting condition. From and after the Closing Date, Buyer and its Subsidiaries shall be responsible for providing any post-employment health continuation coverage that is required by law to be provided to a former employee of the Company or any of its Subsidiaries.

(c)           For purposes of vesting, eligibility to participate and, solely with respect to vacation and severance, level of benefits under the employee benefit plans of Buyer and its Affiliates providing benefits to any Business Employees after the Closing Date (the “New Plans”), each Business Employee shall be credited with his or her years of service with the Company and its Affiliates (and their predecessors) before the Closing Date, to the same extent as such Business Employee was entitled, before the Closing Date, to credit for such service under any similar employee benefit plan in which Business Employees participated or were eligible to participate immediately prior to the Closing Date, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(d)           In addition, each Business Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans providing medical, dental, pharmaceutical, vision or other health benefits to any Business Employee, Buyer shall cause: (i) each New Plan to waive all pre-existing condition exclusions, eligibility waiting periods, actively-at-work requirements and requirements to show evidence of good health with respect to participation and coverage requirements for each Business Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Employee Benefit Plan of the Company in which such Business Employee was eligible to participate immediately prior to the Closing Date; provided that any eligible expenses incurred by such Business Employee and his or her covered dependents during the portion of the plan year of the Employee Benefit Plan of the Company ending on the date such Business Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductibles, coinsurance payments, co-payments and maximum out-of-pocket requirements applicable to such Business Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the terms of such New Plan.

(e)           Nothing in this Agreement, express or implied, shall affect the right of the Company (or, following the Closing, Buyer and its Subsidiaries) to terminate the employment of any employee, including any Business Employee. Nothing in this Agreement shall be construed to grant any current or former employee of the Company or any Subsidiary a right to continued employment by, or to receive any payment or benefits from, any Subsidiary or through any Employee Benefit Plan, or any other benefit plan that increases or expands such Person’s rights beyond what is provided by the terms of such plan. This Agreement shall not limit the ability or right of the Company or its Affiliates (or Buyer or its Affiliates after the Closing) to amend or terminate any Employee Benefit Plan or other benefit or compensation plan or program and nothing contained herein shall be construed as an amendment to or modification of any such plan. Nothing contained in this Section 9.8, express or implied, shall (i) create any third party beneficiary rights or (ii) inure to the benefit of or be enforceable by any employee of the Company, Buyer, or their respective Subsidiaries and Affiliates, of any entity or any Person representing the interest of any employees, or of any Person whose rights are derivative of any such employee (including a family member or estate of the employee).

ARTICLE X
INDEMNIFICATION

10.1.           Indemnification of Buyer.

(a)           If the Closing is consummated, each Stockholder shall, severally and not jointly, indemnify, keep indemnified and hold harmless Buyer in respect of any and all claims, losses, interest, fines, penalties, damages, liabilities, whether or not currently due, and expenses (including, without limitation, settlement costs and any actual legal or other expenses for investigating or defending any actions or threatened actions (collectively, “Damages”) incurred by Buyer that are the direct and proximate result of:

(i)            any misrepresentation made by such Stockholder in Article IV of this Agreement;

(ii)           the breach by such Stockholder of any covenant, agreement or obligation of such Stockholder contained in this Agreement.

(b)           If the Closing is consummated, Buyer shall be indemnified, kept indemnified and held harmless out of the Escrow Fund in respect of any and all Damages incurred by Buyer that are the direct and proximate result of:

(i)            any misrepresentation made by the Company in Article III of this Agreement;

(ii)           the breach by the Company prior to the consummation of the Closing of any covenant, agreement or obligation of the Company contained in this Agreement;

(iii)          any Transaction Expenses incurred by the Company to the extent they are not paid prior to the Closing or an accrual with respect thereto is not included in Final Working Capital;

(iv)          any pending Legal Proceeding to which the Company is a party at any time arising from any condition, action or event, existing or occurring on or prior to the Closing Date; and relating to the Company, its business, operations or assets;

(v)           any fees payable to any finder or broker arising from this Agreement or the transactions contemplated hereby that are incurred by the Company to the extent they are not paid prior to the Closing or an accrual with respect thereto is not included in Final Working Capital;

(vi)          any cost, expense or liability arising from any warrants or options remaining outstanding following the Closing, provided that no liability will arise hereunder with respect to Options exercised in accordance with their terms within 40 days following the Closing; and

(vii)         the termination by Channel 4 of its agreement with the Company within three months following the Closing by exercising its option to terminate the Contract based on the change of control provision set forth in Clause 16.3.1 of said agreement and the cessation of the use by Channel 4 of the services of the Company within 90 days following the Closing Date (it is stipulated that in the event of such termination and cessation, the Damages of Buyer shall be deemed to be $3,800,000).

The term “Damages” is expressly agreed to not include punitive, special, exemplary, contingent, incidental speculative or consequential damages (including lost profits or revenue) or diminutions in value except, in each case, as part of a third party claim.

10.2.           Indemnification of the Stockholders.  If the Closing is consummated, Buyer shall indemnify and hold harmless the Stockholders in respect of any and all Damages incurred by the Stockholders that are the direct and proximate result of:

(a)           any misrepresentation made by Buyer in Article V of this Agreement;

(b)           the breach by Buyer of any covenant, agreement or obligation of Buyer contained in this Agreement; and

(c)           the breach by the Company from and after the consummation of the Closing of any covenant, agreement or obligation of the Company contained in this Agreement.

10.3.           Limitations on Liability.

(a)           The parties hereto shall only be entitled to recover under this Section 10.1(a)(i), 10.1(a)(ii), 10.1(b)(i), 10.1(b)(ii), 10.1(b)(iv), and 10.2(a) at such time as the aggregate amount of all Damages incurred by such party and its Affiliates exceeds $750,000 (the “Basket Amount”), provided that (i) no Damages with respect to a matter or series of related matters shall be so asserted unless and until the aggregate amount that would be payable pursuant to each matter series of related matters exceeds an amount equal to $15,000 (the “Mini-Basket Amount”); (ii) should the total of all Damages reach the Basket Amount the relevant party shall be liable only for the amount of such excess; and (iii) this limitation and the Basket shall not apply to Damages arising (A) from fraud by a party hereto, (B) the failure of any Stockholder to sell, transfer the Company Capital Stock sold by it hereunder to Buyer at the Closing (or with respect to Options promptly upon the exercise thereof) valid title free and clear of all Liens, other than Liens imposed by this Agreement, under applicable securities laws or for stamp tax duties or other similar transfer taxes in connection with the transfer of such Company Capital Stock to Buyer or (C) a liability under Sections 10.1(b)(v), 10.1(b)(vi) or 10.1(b)(vii).

(b)           The cumulative aggregate indemnity obligation of each Stockholder pursuant to Section 10.1(a) of this Agreement shall in no event exceed the amount paid to him or her pursuant to Article II minus the product obtained by multiplying such Stockholder’s Pro Rata Share by the aggregate amount paid pursuant to indemnification claims arising under Section 10.1(b) (it is understood that the sole recourse for indemnification claims arising under Section 10.1(b) shall be out of the Escrow Fund).

10.4.           Survival.  Any claim for indemnification shall survive the Closing for a period of 18 months after the Closing Date (the “Indemnification Expiration Date”); provided, however, that any claim for indemnification pursuant to Section 10.1(a)(i) shall survive the Closing for a period of 36 months after the Closing Date (the “Stockholder Representation Indemnification Expiration Date”).  Any claim for indemnification shall survive the Indemnification Expiration Date or the Stockholder Representation Indemnification Expiration Date (as the case may be) if the indemnified party, prior to the Indemnification Expiration Date or the Stockholder Representation Indemnification Expiration Date (as the case may be), shall have advised the indemnifying party in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim; provided, however, no claim with respect to any Taxes shall be made against the Escrow Fund unless, and then only to the extent, a taxing authority has commenced a Tax Matter with respect to such Taxes prior to the Escrow Release Date.

10.5.           Material Adverse Effect Qualification.  Notwithstanding anything in this Agreement to the contrary, for purposes of determining if there shall be any misrepresentation for which indemnification may be sought under Section 10.1(a)(i), 10.1(b)(i) and 10.2(a) and for purposes of calculating any Damages that are the direct and proximate result of such a misrepresentation, the representations and warranties in Articles III, IV and V (other than the representation and warranty in Section 3.4.4(a)(v)) shall be read as if they were not qualified by the term “Company Material Adverse Effect” or “Buyer Material Adverse Effect.”

10.6.           Defense by the Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Legal Proceeding by a Person other than the indemnified party, the indemnifying party at its sole cost and expense (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative at the cost and expense of the Stockholders and the Exercising Option Holders) may, upon written notice to the indemnified party received by the indemnified party within 10 calendar days after the receipt by the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the receipt by the Stockholder Representative) of notice of such claim from the indemnified party, assume the defense of any such Legal Proceeding.  If the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative) assumes the defense of any such Legal Proceeding, the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative) shall control the defense of such Legal Proceedings and at its sole cost and expense (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative at the cost and expense of the Stockholders and the Exercising Option Holders) shall take all steps necessary in the defense or settlement thereof.  The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such Legal Proceeding, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative at the cost and expense of the Stockholders and the Exercising Option Holders) (x) admits in writing its liability and agrees to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement the indemnifying party pays into court the full amount of all  Damages (subject to the limitations set forth in this Agreement) to be paid by the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative on behalf of the Stockholders and the Exercising Option Holders) in connection with such settlement or (y) obtains the release of the indemnified party from all claims in connection with such Legal Proceeding.  The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and shall be entitled to any and all information and documentation relating thereto.  If the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative) does not assume (or continue to diligently and competently prosecute) the defense of any such Legal Proceeding resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such Legal Proceeding in such manner as it may deem appropriate (but only to the extent permitted by this Agreement), including, but not limited to, settling such Legal Proceeding with the consent of the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative).

10.7.           Cooperation. If requested by the indemnifying party, the indemnified party shall cooperate to the extent reasonably requested in the defense or prosecution of any suit, action, claim, proceeding or investigation for which such indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative) is being called upon to indemnify the indemnified party pursuant to this Article X.  In furtherance of the foregoing, the indemnified party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the indemnified party shall make any counterclaim against the Person asserting such suit, action, claim, proceeding or investigation or any cross-complaint against any Person in connection therewith and the indemnified party further agrees to take such other actions as reasonably may be requested by an indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative) to reduce or eliminate any Damages for which the indemnifying party would have responsibility. The indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative on behalf of the Stockholders and the Exercising Option Holders) will reimburse the indemnified party for any reasonable fees or expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

10.8.           Notice.  The parties hereto agree that in the event of any occurrence which may give rise to a claim by an indemnified party hereunder the indemnified party will give prompt notice thereof to the indemnifying party; provided, however that failure to timely give the notice provided in this Section 10.7 shall not be a defense to the liability of the indemnifying party for such claim unless the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative) is prejudiced or harmed thereby, but the indemnifying party may recover any actual damages arising from the indemnified party's failure to give such timely notice.

10.9.           Waiver.  The indemnified party agrees that it will not waive any statute of limitations or defense that would increase the liability of the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, increase the liability of the Stockholders and the Exercising Option Holders) hereunder without (except in connection with pending Legal Proceeding in which the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative) has not assumed the defense) the consent of the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholder Representative).

10.10.         Indemnification Source; Sole and Exclusive Remedy.  All Indemnification Claims of Buyer pursuant to Section 10.1(b) shall be satisfied solely from the Escrow Fund under the Escrow Agreement.  The Escrow Fund shall not be available to satisfy the Stockholder indemnification obligations under Section 10.1(a).  The rights and remedies of the parties under this Article X are exclusive and in lieu of any and all other rights and remedies which they may have under this Agreement or otherwise.  All claims for indemnification must be asserted, if at all, in good faith and in accordance with the applicable provisions of this Article X and within the relevant time period set forth in Section 10.4.  Nothing in this Agreement shall limit the liability of any Person resulting from such Person’s fraud.

10.11.         Restriction On Multiple Claims On The Same Damages.  Notwithstanding anything contained herein or in any Related Agreement, if a claim is made by Buyer for any Damages, as the case may be then:

(a)           no further claim for the same Damages shall be entertained from Buyer as the case may be;

(b)           if an adjustment to Working Capital is carried out in that addresses such claim, then no further claim shall lie for the Damages under this Article and vice versa; and

(c)           if any Damages for which indemnity has been claimed are paid, then the same shall not be debited from the financial accounts of the Company nor adjusted for the purpose of calculation of the Company Revenues and Margin.

10.12.         Release of Escrow Fund.  To the extent that there (a) are no outstanding claims against the Escrow Fund, or (b) are claims outstanding against the Escrow Fund, that are in aggregate less than the balance of the Escrow Fund on the respective Escrow Release Date (the “Available Excess”), then on such Escrow Release Date, the balance of the Escrow Fund (in the event of subsection (a)) or the Available Excess (in the event of subclause (b)) shall be promptly released and delivered to the Stockholder Representative for further distribution to the Stockholders and Exercising Option Holders. Thereafter, upon final settlement of all claims made against the Escrow Fund, any such excess then remaining in the Escrow Fund, together with any earnings thereon, shall be promptly released to the Stockholders and Exercising Option Holders.  Buyer hereby agrees that it shall, together with the Stockholder Representatives, provide instructions to the Escrow Agent (x) to release the balance of the Escrow Fund or the Available Excess, as applicable, and to (y) release any excess remaining in the Escrow Fund upon final settlement of all claims made against the Escrow Fund, each in accordance with this Section 10.11 and the Escrow Agreement. Any portion of the Escrow Fund remaining, following satisfaction of all indemnity claims, shall be distributed upon the expiration of the escrow period.

10.13.         Buyer Common Stock in Escrow Fund.  With respect to each indemnification claim, the number of shares of Buyer Common Stock held in the Escrow Fund for purposes of satisfying the claim shall be calculated as follows: the amount of the claim divided by the Buyer’s Weighted Average Price at Closing.  Any right of Buyer to be indemnified pursuant to this Article X may be satisfied in whole or in part by delivery of a number of shares of Buyer Common Stock that are valued as aforesaid.

10.14.         Net of Insurance Proceeds.  The amount of any Damages with respect to any indemnification claim hereunder shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified person or any of its affiliates with respect to such claim (such proceeds or payment to be paid over to the indemnifying person up to the amount paid by the indemnifying person if received after payment of the indemnification claim by the indemnifying person).

10.15.         Mitigation.  The parties agree that they shall use reasonable commercially reasonable efforts and shall consult and cooperate with each other with a view towards mitigating any Damages that may give rise to claims for indemnification under this Article X.

10.16.         Subrogation. Upon payment of any amount pursuant to this Article X, the indemnifying party (or, in the event of any indemnity claim pursuant to Section 10.1, the Stockholders and the Exercising Option Holders) shall be subrogated, to the extent of such payment, to all of the indemnified party’s rights of recovery against any third party with respect to the matters to which such indemnification claim relates.

10.17.         Indemnification for Taxes.  Other than with respect to the limitations pursuant to Sections 10.1(b), 10.3, 10.4, 10.9 and 10.12, any claim for indemnification with respect to Taxes shall be governed solely by the provisions in Article XI, and to the extent the provisions of this Article X conflict with Article XI, Article XI shall control for all purposes.

10.18.         Adjustment to Purchase Price.  Any payment made to pursuant to this Article X shall be treated as an adjustment to the purchase price.

ARTICLE XI
TAX MATTERS

If the consummation of the Closing shall occur:

11.1.           Tax Returns.

(a)           The Stockholder Representative shall have the authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are due with respect to any period ending on or prior to the Closing Date, subject to the reasonable review and approval of Buyer.  Such authority shall include the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Tax Returns.  Such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except to the extent (i) required by applicable Law, or (ii) consented to by Buyer (such consent not to be unreasonably withheld, delayed or conditioned).  Buyer shall cooperate in causing the Company to provide required signatures for such Tax Returns.  Any amount due and payable on such Tax Returns shall be paid out of the Escrow Fund, except to the extent that such amount was (A) deducted in the calculation of Working Capital or (B) is imposed as a result of (x) any action outside the ordinary course of business after the Closing effected by Buyer or any Affiliates of any Buyer (including the Company after the Closing) or (y) any Tax election made by Buyer or any Affiliates of any Buyer (including the Company after the Closing), in which case Buyer shall be responsible for any such amount.  Neither Buyer nor any of its Affiliates (including the Company after the Closing) shall file or cause to be filed any amended Tax Return with respect to any Company for any period ending on or before the Closing Date prior to the Escrow Release Date, without the written consent of the Stockholder Representative (which consent shall not be unreasonably withheld).

(b)           To the extent permitted by applicable Law, Buyer, the Stockholder Representative and each of their Affiliates shall cooperate in making any elections or taking any other action that will result in taxable periods of the Company that begin prior to the Closing Date ending on or prior to the Closing Date and where permitted by applicable Law shall file all Tax Returns as if the relevant taxable period ended as of the Closing Date.  Subject to the right of Buyer to review and approve all Tax Returns. the Stockholder Representative shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), which Tax Returns for a Straddle Period shall be prepared in a manner consistent with the past practices of the Company, except to the extent required by applicable Law. The Stockholder Representative shall provide a copy of any such Tax Return to Buyer at least 20 days prior to the due date for filing such return for Buyer’s review comment, which review and comment shall be limited to a determination of whether such Tax Returns have been prepared in a manner consistent with past practice and applicable Law.

11.2.           Straddle Period.  All Taxes of the Company for any Straddle Period shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion following the Closing Date as follows: (i) in the case of Taxes other than income, profits, gains, value added, stamp, sales and use and withholding Taxes, on a per-diem-basis and (ii) in the case of income, profits, gains, value added, stamp, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date.  Any Taxes with respect to the income, assets or operations of the Company that are attributable to the portion of the Straddle Period ending on and including the Closing Date other than amounts that (A) were paid prior to the Closing Date, (B) were deducted in the calculation of Working Capital, or (C) are imposed as a result of (x) any action outside the ordinary course of business after the Closing effected by Buyer or any Affiliates of any Buyer (including the Company after the Closing) or (y) any Tax election made by Buyer or any Affiliates of any Buyer (including the Company after the Closing), shall be paid out of the Escrow Fund and Buyer shall be liable for all other Taxes for a Straddle Period.

11.3.           Controversies.

(a)           Prior to the Escrow Release Date, Buyer shall promptly notify the Stockholder Representative upon receipt by Buyer or any of its Affiliates (including the Company after the Closing) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Stockholders may be liable under this Agreement (any such written notice of an inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  Prior to the Escrow Release Date, the Stockholder Representative (on behalf of the Stockholders and the Exercising Option Holders) shall at its expense have the sole authority to represent the interests of the Company with respect to any Tax Matter before any Tax authority, other Governmental Authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither the Stockholders nor any of their Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that could reasonably be expected to materially adversely affect the Tax liability of Buyer for any period ending after the Closing Date, including the portion of the Straddle Period that is after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(b)           The Stockholder Representative and Buyer shall jointly control the defense, compromise or other resolution of any Tax Matter related to an Straddle Period initiated prior to the Escrow Release Date, which control shall be exercised reasonably and in good faith with due regard to the relative Tax liability potentially incurred by either party.  The parties shall keep each other fully and timely informed with respect to the commencement, status and nature of any such Tax Matter.

(c)           Buyer shall have the sole right to control any Tax Matter before any Governmental Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the for all taxable periods beginning after the Closing Date.

11.4.           Amended Tax Returns; Tax Refunds.  The Stockholder Representative (or its designee) will be entitled to retain, or receive prompt payment from Buyer or any Affiliates of Buyer (including the Company after the Closing) of, any refund or credit for overpayment of Taxes for which the Stockholders are responsible pursuant to this Article XI plus any interest received or credited with respect thereto from the relevant Governmental Authority.  Buyer will, if the Stockholder Representative reasonably requests and at the Stockholder Representative’s expense, cause Buyer or any Affiliates of any Buyer (including the Company after the Closing) to promptly file for and obtain any refunds or credits to which the Stockholder Representative is entitled under this Section 11.4.  The Stockholder Representative may prosecute any such claim for refund and, when deemed appropriate by the Stockholder Representative, will cause the relevant entity to authorize, by appropriate power of attorney, such person as the Stockholder Representative may designate to represent such entity with respect to such refund claim; provided, however, that the Stockholder Representative shall not take any action that could reasonably be expected to materially adversely affect the Tax liability of Buyer or any Affiliates of any Buyer (including the Company after the Closing Date) for taxable periods after the Closing Date without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed).  For purposes of this Section 11.4, a party will be deemed to have made prompt payment of a refund or credit if such payment is made within 10 days of the receipt by such party of such refund or of the use by such party of such credit.

11.5.           Indemnification for Taxes.  Except to the extent of any limitations pursuant to Sections 10.1(b), 10.3, 10.4, 10.9, 10.12, and except to the extent that such Taxes (a) were deducted in the calculation of Working Capital or were paid prior to the Closing or (b) are incurred as a result of any action outside the ordinary course of business after the Closing effected by Buyer or any Affiliates of any Buyer (including the Company after the Closing) or any Tax election made by Buyer or any Affiliates of any Buyer (including the Company after the Closing), Buyer shall be indemnified and held harmless solely from the Escrow Fund, and shall receive payment solely from the Escrow Fund, for any Taxes of the Company with respect to a taxable period, or portion thereof, ending on or before the Closing Date, provided, however, no claim with respect to Taxes shall be made against the Escrow Fund unless, and then only to the extent, a taxing authority has commenced a Tax Matter with respect to such Tax liability prior to the Escrow Release Date.

11.6.           Pre-Closing Tax Payments.  Notwithstanding anything to the contrary herein, any Taxes for a Pre-Closing Period or Straddle Period or that is otherwise required to be paid out of the Escrow Fund pursuant to this Article XI, including any estimated Taxes, that are paid prior to the Closing shall be credited against the liability otherwise payable from the Escrow Fund pursuant to this Article XI and, to the extent such payments of Taxes exceed the liability for such Taxes payable out of the Escrow Fund pursuant to this Article XI, Buyer shall pay the amount of such excess to the Stockholders within five days after the filing of a Tax Return related to such Taxes or the taxable period with respect to which such Taxes were paid.

11.7.           Tax Cooperation.  The Stockholder Representative and Buyer shall each provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any return, report, or form with respect to Taxes or any administrative or judicial proceeding relating to liability for Taxes of the Company (or any affiliated, consolidated, combined or unitary group in which any of the Company is included), the Stockholder Representative, Buyer or any of their respective Affiliates.

11.8.           Limitation of Stockholders’ Liability.  Notwithstanding anything to the contrary in this Article XI, Stockholders shall not have any liability following the Closing for Taxes of the Company to the extent that the Escrow Fund is insufficient to pay such Taxes.

11.9.           Conflict with Article XI.  Other than with respect to the limitations pursuant to Sections 10.1(b) and 10.3, 10.4, 10.9 and 10.12, any claim for indemnification with respect to Taxes shall be governed solely by the provisions in this Article XI, and to the extent the provisions of Article X conflict with this Article XI, Article XI shall control for all purposes.

11.10.         Relief.  Notwithstanding anything in this Article XI to the contrary, Buyer shall not be entitled to be paid out of the Escrow Fund in respect of any Tax (a “Tax Liability”) to the extent that:

(a)           any Relief is or becomes available (or is made available) to the Company to mitigate the Tax Liability, except for (i) any Relief arising in consequence any event or action occurring after the Closing Date (taking into account the assumptions in Section 11.2) or (ii) any Relief which is shown as an asset in calculating the Working Capital;

(b)           the Company changing the date to which it makes up its accounts or changing any of its accounting policies or practices, in either case, after Closing but excluding any change required to comply with (i) Section 11.1(b) or (ii) any law or generally accepted accounting practices or principles of the jurisdiction in which the Company is resident for any Tax purposes;

(c)           any change in the generally published practice of, or generally published concession operated by, any Tax Authority where such change is announced after Closing and comes into effect after Closing with retrospective effect;

(d)           any legislation or any change in the rate of any Tax or any imposition of Tax where such legislation, change or imposition, as the case may be, is announced after Closing and comes into effect after Closing with retrospective effect; or

(e)           any act or omission by the Buyer or any Affiliates of any Buyer (including the Company after Closing) after Closing otherwise than in the ordinary course of the business of such company as carried on at Closing and otherwise than pursuant to a legally binding obligation of the Company in existence at Closing.

ARTICLE XII
STOCKHOLDER REPRESENTATIVE

12.1.           Stockholder Representative.  Each of the Stockholders hereby appoints the Stockholder Representative as its agent and attorney-in-fact, for and on behalf of the Stockholders, the Exercising Option Holders, the Key Employees and the Company, as the Stockholder Representative, to take any action on their behalf pursuant to or in connection this Agreement or the Escrow Agreement or the transactions contemplated hereby and thereby, including, without limitation, any action (a) pursuant to Article X, (b) to receive and distribute the purchase price as dictated by this Agreement, (c) to give and receive notices and communications, (d) to negotiate the Closing Statement and each Company Revenue and Margin Statement, (e) to authorize payment to any Buyer Indemnified Parties in satisfaction of claims by any such Buyer Indemnified Parties, to object to payments from the Escrow Fund, (f) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (g) and to take all other actions with respect to such claims that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Such agency may be changed by the Stockholders from time to time upon not less than 30 days prior written notice to Buyer; provided, however, that the Stockholder Representative may not be removed unless the Stockholders, Exercising Option Holders and Key Employees holding a majority of the outstanding shares of the Company Capital Stock (on an as-exercised basis) as of immediately prior to the Closing Date agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, the Stockholder Representative may resign at any time on notice to Buyer, and a replacement Stockholder Representative shall be elected by a vote of a majority of the outstanding shares of Company Capital Stock as of immediately prior to the Closing Date (on an as-exercised basis); provided, further, however, that the resignation or the resignation of the any successor Stockholder Representative, shall not be effective and unless a successor Stockholder Representative shall have been appointed.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his services.  Written notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders, Exercising Option Holders and Key Employees.  Allan Dunn hereby accepts his appointment as the initial Stockholder Representative and agrees to be bound by the terms of this Agreement as the Stockholder Representative.  The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest.  Except as otherwise provided in Section 12.1, a decision, act, consent or instruction of the Stockholder Representative with respect to an indemnification claim, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders, Exercising Option Holders and Key Employees and shall be final, binding and conclusive upon the Stockholders, the Company, Exercising Option Holders and the Key Employees; and Buyer and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders, Exercising Option Holders and Key Employees.  Each of Buyer Indemnified Parties and the Stockholder Representative is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative that is authorized pursuant to Section 12.1.

12.2.           Stockholder Representative Responsibilities.  The Stockholder Representative hereby accepts the appointment set forth in Section 12.1, for the period from the date and time of full execution of this Agreement until the termination or sooner expiration of the rights of the parties hereto.

12.3.           No Liability.  The Stockholder Representative (a) shall not be liable to Buyer, the Company, the Stockholders, the Exercising Option Holders or the Key Employees for any act done or omitted hereunder as Stockholder Representative, (b) shall not incur any liability for acting or omitting from acting in such capacity in the absence of his gross negligence or willful misconduct and (c) may act or omit to act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or the Escrow Agreement has been authorized to do so. The Company shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (each such loss, liability or expense, a “Stockholder Representative Expense”).

12.4.           Expenses.  The Stockholders agree that the Stockholder Representative Escrow Amount shall be reserved in a separate escrow account for Stockholder Representative Expenses.  The Stockholder Representative may at any time release any remaining funds reserved for Stockholder Representative Expenses to the Stockholders and the Exercising Option Holders.  In no event shall Buyer be liable for any Stockholder Representative Expense.  Each Stockholder and Exercising Option Holder shall pay his or her pro rata share of any expenses incurred by the Stockholder Representative in excess of the Stockholder Representative Escrow Amount.

ARTICLE XIII
TERMINATION OF OBLIGATIONS

13.1.           Termination. This Agreement shall expire on May 3, 2011 (the “Termination Date”) unless the Closing shall have occurred on or before such date or such date has been extended by mutual written agreement of Buyer and the Stockholder Representative, in which event such extended date shall thereafter be the “Termination Date” for purposes of this Agreement shall thereafter automatically expire on such new Termination Date.  A termination of this Agreement shall not affect any terms which by the express provisions of this Agreement survive a termination of this Agreement.  Following any termination of this Agreement, no party shall have any liability to the other except for willful breach prior to such termination.

13.2.           Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may also be terminated by written notice by Buyer or the Stockholder Representative to the other parties hereto after the Termination Date in accordance with terms specified in the extension notice under Section 13.1 above or may otherwise be terminated at any time before the Closing by mutual written consent of Buyer and the Stockholder Representative.

ARTICLE XIV
MISCELLANEOUS

14.1.           Jurisdiction.  The parties hereto irrevocably agree that any Legal Proceeding arising out of or in connection with this Agreement shall be brought exclusively in the federal courts, or in the absence of federal jurisdiction in state courts, in either case in The Borough of Manhattan.  The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The parties hereto irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any Legal Proceeding brought in any such court and further irrevocably waive any claim that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against any of the parties hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of such party therein described, or by appropriate proceedings under any applicable treaty or otherwise.

14.2.           Governing Law; Waiver of Jury Trial.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that Article XII shall be construed and enforced in accordance with and governed by the laws of England and Wales without giving effect to any choice or conflict of law provision or rule (whether of England and Wales or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than England and Wales.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.3.           Notices.  All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized international delivery service, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s following address or facsimile number or e-mail address or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith:

If to Buyer:	168 5th Ave, Suite # 301 New York, NY 10010-5952 Facsimile No: +1 (212) 937-3999 Email: kaleil@kitd.com

With a copy (which will not constitute notice) to:	Rima Jameel JB Legal Consulting PO Box # 487177 Dubai, United Arab Emirates Facsimile: +971 4 371 3330 Email: rj@jblegal.me

If to the Company:	Innovation Close York Science Park York, England Attn: Allan Dunn, CFO Facsimile: + 44 (0) 1904 435 450 Email: allan.dunn@ioko.com

With a copy (which shall not constitute notice) to:	Neil Woolhouse Addleshaw Goddard LLP Sovereign House Sovereign Street Leeds LS1 1HQ Fax: +44 113 209 2060 Email: neil.woolhouse@addleshawgoddard.com

If to the Stockholders:	Innovation Close York Science Park York, England Attn: Allan Dunn, CFO Facsimile: 44 (0) 1904 435 450 Email: allan.dunn@ioko.com Mail to:

Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next business day) or e-mail or like transmission, on the second business day when sent by overnight delivery services or seven days after the date so mailed if by certified or registered mail.

14.4.           Assignment.  Except as otherwise expressly stated herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties hereto except that (x) Buyer shall have the right to assign all of its rights and obligations under this Agreement to one of its Affiliates if such transferee agrees to assume all of Buyer's obligations under this Agreement, provided that such transfer shall not discharge Buyer from its obligation herewith unless the Stockholder Representative consents to such discharge and (y) Stockholders shall have the right to assign all of their rights and obligations to their Permitted Transferees, provided that such transfer shall not discharge such Stockholder from his or her obligation herewith unless Buyer consents to such discharge.  Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

14.5.           Amendments and Waiver.  This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party; provided that the Stockholder Representative is expressly granted an irrevocable power of attorney to sign any such amendment on behalf of all Stockholders.  Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

14.6.           Counterparts.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same document.  This Agreement and any waiver or amendment hereto may be executed and delivered by telecopier or other facsimile transmission, or E-Signature, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.  Delivery of an executed signature page of this Agreement and any waiver or amendment hereto by facsimile transmission or Electronic Transmission shall be effective as delivery of a manually executed counterpart hereof.

14.7.           Headings.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

14.8.           Binding Nature of Agreement.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

14.9.           Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

14.10.         Complete Agreement.  This Agreement, the Exhibits and Schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.  The Schedules and Exhibits hereto are incorporated by reference.

14.11.         No Third-Party Beneficiaries. Except for Option Holders and Key Employee and the Persons who would benefit from the D&O insurance referred to in Section 9.6, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement.

14.12.         Knowledge of the Company.  With respect to any representation, warranty or statement contained in this Agreement that is made to the knowledge of the Company it is expressly understood and agreed that such knowledge shall include the actual knowledge of Mark Christie, David Griffiths, Marlena Thyssen Zicky, Allan Dunn, Scott Sahadi and John Griffin and Angela Gibson and such knowledge that they would have had after reasonable investigation

14.13.         Drafting Presumption.  The parties hereto agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this agreement, no presumption shall arise that any one party drafted this Agreement.

14.14.         Press Releases.  Buyer and Stockholder Representative shall mutually agree to any press releases regarding the transactions described in this Agreement. Each of Buyer and Stockholder Representative further agree not to unreasonably withhold, delay or condition approval of any press release provided, however, that Buyer under all circumstances shall be entitled to comply with any disclosure requirements of the SEC, the Securities Act or the Exchange Act.

14.15.         Schedules.  The Company Disclosure Schedule delivered to Buyer concurrently herewith (the “Company Disclosure Schedule”) is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Article III, and the disclosure in any such numbered and lettered section of the Company Disclosure Schedule shall qualify only the corresponding subsection in Article III and any other subsection of Article III to which its application is reasonably apparent on its face (except to the extent disclosure in any numbered and lettered section of the Company Disclosure Schedule is specifically cross-referenced in another numbered and lettered section).  References in Article III to any Schedule attached hereto, and references in this Agreement to any Schedule numbered "3.", shall be deemed to be references to the material contained in the corresponding subsection of the Company Disclosure Schedule.  The description or listing of a matter, event or thing within any section of the Company Disclosure Schedule shall not be deemed an admission or acknowledgement that such matter, event or thing is “material” for the purposes of this Agreement.  Matters reflected on the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein, and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on such Company Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  To the extent to which any amounts specified in this Article III are expressed in $ but are reflected in the books of account of the Company in £, in calculating the $ equivalent the rate of exchange used shall be the spot rate listed in the Financial Times (London edition) applicable on the date of this Agreement.

14.16.          Certain Matters Regarding Representation of the Company.

(a)           Hughes Hubbard & Reed LLP and Addleshaw Goddard LLP (collectively, the “Firms”) have acted as counsel for the Company in connection with this Agreement and the transactions contemplated hereby (the “Transaction Engagement”) and in that connection have not as counsel for any other Person.

(b)           Buyer and the Company agree that (i) it shall not have access to any communications between or among the Firms and the Company, or to the files of the Firms relating to the Transactions Engagement, whether or not the Closing shall have been consummated and (ii) from and after the consummation of the Closing:  (A) the Stockholders and the Exercising Option Holder shall be the sole holders of the attorney-client privilege with respect to the Transaction Engagement, and neither the Company nor Buyer shall be a holder thereof; (B) to the extent that files of the Firms in respect of the Transaction Engagement constitute property of the client, only the Stockholders and the Exercising Option Holders shall hold such property rights; and (C) the Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between either Firm and the Company or otherwise.

(c)           If the Stockholders or the Exercising Option Holders so desire, and without the need for any consent or waiver by the Company or Buyer, either Firm shall be permitted to represent the Stockholder or the Exercising Option Holders after the consummation of the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, either Firm shall be permitted to represent the Stockholder or the Exercising Option Holders, any of their agents or Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.

(d)           From and after the consummation of the Closing, the Company shall cease to have any attorney-client relationship with the Firms, and thereupon the Firms shall be permitted to withdraw from representation of the Company, provided that each of the Firms shall at no cost to the Company transfer all files, records and correspondence relating to the Company for any matter other than the Engagement to the Company and shall cooperate in transitioning all matters other than those that may relate to the Engagement..

(e)           The Company and the Buyer consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by either Firm permitted hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

KIT DIGITAL, INC.

By:	/s/ ROBIN SMYTH
Name: ROBIN SMYTH
Title: CHIEF FINANCIAL OFFICER

STOCKHOLDER REPRESENTATIVE:

/s/ ALLAN DUNN
ALLAN DUNN

STOCKHOLDERS:

/s/ MARK CHRISTIE
MARK CHRISTIE

/s/ DAVID GRIFFITHS
DAVID GRIFFITHS

/s/ MARLENE ZICHY
MARLENE ZICHY

IOKO365 LIMITED

By:	/s/ MARK CHRISTIE
Name: MARK CHRISTIE
Title: JOINT CEO